AT&T WIRELESS GROUP FINANCIALS

                        (an integrated business of AT&T)

          AT&T Wireless Group is an integrated business of AT&T Corp. and not a stand-alone entity. As AT&T Wireless Group is a tracking stock of AT&T, separate financial statements are not required to be filed. We are providing these financial statements to provide additional disclosures to investors to allow them to assess the financial performance of AT&T Wireless Group. Presenting separate financial statements for AT&T Wireless Group does not indicate that we have changed title to any assets or responsibility for any liabilities, and does not purport to affect the rights of any of AT&T's creditors. Holders of AT&T Wireless Group tracking stock do not have claims against the assets of AT&T Wireless Group. instead, AT&T Wireless Group shareholders own a separate class of AT&T common stock that is intended to reflect the financial performance and economic value of AT&T's wireless services' businesses.

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                     Management's Discussion and Analysis of
                  Results of Operations and Financial Condition

      Overview

          AT&T Wireless Group is an integrated business of AT&T and is not a separate legal entity. On April 27, 2000, AT&T completed an offering of 15.6%, or 360 million shares, of AT&T Wireless Group tracking stock at an offering price of $29.50 per share. AT&T Wireless Group tracking stock is a class of AT&T common stock, which is intended to provide holders with financial returns based on the financial performance and economic value of AT&T's wireless services' businesses. AT&T Wireless Group tracking stock issued in the offering reflected only a portion of the authorized shares. The remaining 84.4% has been reserved for the benefit of AT&T Common Stock Group (which consists of the operations of AT&T other than those attributed to AT&T tracking stocks) and is intended to be reflected in AT&T common stock.

          AT&T Wireless Group includes the results of its mobility and fixed wireless businesses, as well as its international operations, which primarily include the earnings or losses associated with equity interests in international wireless communications ventures and partnerships.

          The combined financial statements of AT&T Wireless Group primarily include the legal entity results of AT&T Wireless Services, Inc and its subsidiaries (AWS), AT&T Wireless Group, LLC (AWG), AT&T Wireless PCS, LLC and it subsidiaries (AWPCS), and Winston, Inc. and its subsidiaries (Winston), all of which are direct subsidiaries of AT&T Corp., as of December 31, 2000. In February 2001, the legal entities of Winston and AWPCS as well as certain assets of AWG were transferred to AWS. The remaining assets and liabilities of AWG will be transferred prior to the split-off.

          On October 25, 2000, AT&T announced its decision to present an exchange offer to AT&T common shareowners to allow them to exchange any portion of shares of AT&T common stock for shares of AT&T Wireless Group tracking stock. On December 22, 2000, AT&T filed a registration statement for the exchange offer with the Securities and Exchange Commission, which was amended on February 23, 2001. AT&T anticipates that the exchange offer will be completed during the second quarter of 2001. AT&T Wireless Group will continue to be a part of AT&T following the completion of the exchange offer.

          Also on October 25, 2000, AT&T announced its restructuring plan. In connection with their restructuring plan, following the completion of the exchange offer and subject to certain conditions, AT&T intends to split-off AT&T Wireless Group from AT&T. These conditions include the receipt of a favorable ruling on the split-off from the Internal Revenue Service (IRS) and satisfaction of conditions contained in AT&T's new $25 billion credit agreement, including the repayment of AT&T Wireless Group's intercompany obligations to AT&T. The split-off, which is anticipated to be completed in mid-2001, would include several steps. These steps include transferring substantially all of the assets and liabilities of AT&T Wireless Group to AT&T Wireless Services, Inc., mandatorily exchanging all issued and outstanding shares of AT&T Wireless Group tracking stock, including those issued in the exchange offer, for shares of AT&T Wireless Services common stock, and distributing a majority of the shares of AT&T Wireless Services common stock held by AT&T Common Stock Group, to holders of AT&T common stock on a pro rata basis. On February 14, 2001, AT&T announced its intention to retain up to $3 billion of shares of AT&T Wireless Services for its own account for sale or exchange within six months of the split-off, subject to receipt of a satisfactory IRS ruling.
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          In  January  2001,   NTT   DoCoMo,   a   leading   Japanese   wireless
      communications company, invested $9.8 billion in a security of AT&T that, like AT&T Wireless Group tracking stock, is intended to reflect a portion of the financial performance and economic value of AT&T Wireless Group. AT&T Wireless Group, through AT&T Wireless Group, LLC, was allocated $6.2 billion of the proceeds from DoCoMo's $9.8 billion investment in AT&T. AT&T retained the remaining $3.6 billion of the DoCoMo investment proceeds as consideration for the reduction in AT&T's retained portion of AT&T Wireless Group's value. Following the split-off, this investment will be converted into approximately 16% of AT&T Wireless Services' common shares. DoCoMo also received warrants at an exercise price of $35 per AT&T
      Wireless  Group  tracking  share   equivalent   that  would  represent  an
      approximate additional 1.6% of AT&T Wireless Services' common shares after the split-off. As part of this investment, AT&T Wireless Group, through AT&T Wireless Services, Inc., has entered into a strategic alliance with DoCoMo to develop mobile multimedia services on a global-standard, high-speed wireless network. DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if AT&T does not complete the split-off by specified dates beginning January 1, 2002 or if AT&T Wireless Group fails to meet specified technological milestones.

      Acquisitions

          On December 29, 2000, AT&T Wireless Group, through AWS and AWPCS, completed the acquisition of a wireless system in Houston, which covers a population base of approximately five million potential customers and served approximately 180 thousand subscribers as of the acquisition date. Also on December 29, 2000, AT&T Wireless Group's equity interest in AB Cellular, an entity which owned cellular properties in Los Angeles, Houston and Galveston, Texas, was redeemed. In consideration for their equity interest, AT&T Wireless Group, through AWS, received 100% of the net assets of the Los Angeles property. The Los Angeles property covers a population base of approximately 15 million potential customers and had approximately 1.3 million subscribers as of December 31, 2000. On November 14, 2000, AT&T Wireless Group, through AWPCS, completed a transaction with their affiliate Telecorp PCS which resulted in AT&T Wireless Group acquiring wireless systems in several New England markets. On October 2, 2000, AT&T Wireless Group, through AWPCS, completed the acquisition of a wireless system in Indianapolis. Combined, the New England and Indianapolis markets cover a population base of approximately 4 million potential customers, and served approximately 145 thousand subscribers as of their acquisition dates.

          On September 29, 2000, AT&T Wireless Group, through AWS, completed the acquisition of a wireless system in San Diego, which covers a population base of 3 million potential customers. Also, during the third quarter, AT&T Wireless Group, through AWS, completed its acquisition of a wireless system on the Big Island of Hawaii. Combined, these two markets served more than 180 thousand subscribers as of their acquisition dates.

          In June 2000, AT&T Wireless Group, through AWS, closed the acquisition of the remaining 50% partnership interest it previously did not own in CMT Partners (Bay Area Properties). The Bay Area Properties cover a population base exceeding 7 million potential customers and, as of the acquisition date, served nearly 1 million subscribers. Also in June, AT&T Wireless Group, through AWS, completed its acquisition of Wireless One Network, L.P (Wireless One). Wireless One owns and operates wireless systems in Northwest and Southwest Florida covering a population base of 1.6 million potential customers and had approximately 190 thousand subscribers as of the acquisition date.
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          In February 2000, AWS and Dobson Communications Corporation, through a joint venture, acquired American Cellular Corporation. AT&T contributed cash equal to AWS' interest in the joint venture to AT&T Wireless Group as of the date of the acquisition. This acquisition increased AT&T Wireless Group's coverage in New York State and several mid-west markets by adding approximately 450 thousand subscribers as of the acquisition date.

      Forward-Looking Statements

          Except for the historical statements and discussions contained herein, statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, including without limitation, statements concerning future business prospects, revenue, operating performance, working capital, liquidity, capital needs, and general industry growth rates and AT&T Wireless Group's performance relative thereto. These forward-looking statements rely on a number of assumptions concerning future events, including AT&T Wireless Group's ability to achieve a significant market penetration in new markets. These forward-looking statements are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless Group's control, that could cause actual results to differ materially from such statements. AT&T and AT&T Wireless Group disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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                         Combined Results of Operations
                      For the Year Ended December 31, 2000
                 Compared With the Year Ended December 31, 1999

      Revenue

          Total revenue includes wireless voice and data services, the sale of handsets and accessories, and revenue associated with the aviation communications and fixed wireless operations. AT&T Wireless Group records revenue as services are provided or when the product is sold. Services revenue primarily includes monthly recurring charges, airtime and toll usage charges, and roaming charges billed to subscribers for usage outside of AT&T Wireless Group's network as well as charges billed to other wireless providers for roaming on AT&T Wireless Group's network. The revenue and related expenses associated with the sales of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services.

          Total revenue increased 37.0% to $10,448 million for the year ended December 31, 2000, compared with the prior year. Total revenue increased 29.6% for the year ended December 31, 2000, compared with 1999, adjusted to exclude the Bay Area Properties for the six months ended December 31, 2000, and to exclude Vanguard Cellular for the period January 2000 to April 2000, to correlate results with 1999, due to the May 1999 acquisition. The revenue increase for the year ended December 31, 2000, was primarily due to growth in our mobility business revenue, including both growth in services and equipment revenue.

          Services revenue for the year ended December 31, 2000, was $9,376 million, an increase of $2,553 million, or 37.4%, compared with 1999. The services revenue growth was driven by strong consolidated subscriber growth. Additionally, an increase in average monthly revenue per user
      (ARPU) for the year ended December 31, 2000, compared with the prior year, contributed to the revenue growth. AT&T Digital One Rate service, including additional calling plans introduced in August 2000 as well as the AT&T Regional and Digital advantage plans announced during the second quarter of 2000, continue to contribute to growth in subscribers as well as an increase in ARPU.

          As of December 31, 2000, AT&T Wireless Group had nearly 15.2 million consolidated subscribers, an increase of 58.5%, compared with the prior year, of which 90.1% were digital subscribers, up from 79.2% as of December 31, 1999. Consolidated subscribers at December 31, 2000, included approximately 3.0 million subscribers associated with acquisitions that closed during 2000. Net consolidated wireless subscriber additions in the year ended December 31, 2000, totaled nearly 2.6 million, a 67.5% increase over the prior year, including 865 thousand during the fourth quarter. AT&T Wireless Group's average monthly churn rate for the year ended December 31, 2000, was 2.9% compared with 2.6% for the year ended December 31, 1999. AT&T Wireless Group's average monthly churn increased during 2000 as a result of competitive pressures, as well as AT&T Wireless Group's efforts to expand the customers they serve to a broader base of consumer segments. Total subscribers, including partnership markets in which AT&T Wireless Group does not own a controlling interest, were over
      15.7 million at the end of 2000, a 28.9% increase over the prior year. Due to the redemption of AT&T Wireless Group's interest in AB Cellular during the fourth quarter of 2000, the Houston market subscribers of AB Cellular are no longer included in AT&T Wireless Group's total subscribers. Ending
      total  subscribers   included   approximately  450  thousand   subscribers
      associated with AT&T Wireless Group's acquisition of American Cellular in February 2000.
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          AT&T Wireless  Group's ARPU for the year ended  December 31, 2000, was
      $68.2, an increase of $2.4, or 3.6%, compared with 1999. The increase was primarily due to increased minutes of use per subscriber, driven in part by the continued success of AT&T Digital One Rate service and other rate plans introduced in 2000. AT&T Wireless Group's ARPU trended downward during the second half of 2000 as a result of market segmentation efforts. Despite this, AT&T Wireless Group's ARPU remained higher than the wireless industry average during the year ended December 31, 2000, excluding AT&T
      Wireless  Group.  As a result of our  market  segmentation  efforts,  AT&T
      Wireless Group anticipates that ARPU will decline in 2001 relative to 2000.

          Equipment revenue for the year ended December 31, 2000, was $1,072 million, an increase of $268 million, or 33.2%, compared with 1999. This increase was primarily due to a 53.6% increase in gross consolidated subscriber additions during the year ended December 31, 2000, compared with 1999. As an integral part of the wireless service offering, AT&T Wireless Group supplies to its subscribers a selection of handsets at competitive prices, which are generally offered at or below cost.

      Costs of services

          Costs of services include the costs to place calls over the network (including the costs to operate and maintain AT&T Wireless Group's network as well as roaming costs paid to other wireless providers) and the charges paid to connect calls on other networks, including those of AT&T.

          Costs of services for the year ended December 31, 2000, were $3,169 million, an increase of $589 million, or 22.9%, compared with 1999. This increase was due primarily to growth in the mobility subscriber base and their increased minutes of use which resulted in an increase in the access and other connection charges paid to connect calls on other networks, including AT&T, as well as the costs to maintain AT&T Wireless Group's network. The costs of services associated with AT&T Wireless Group's fixed wireless business increased during 2000 as a result of the commercial launch of service in several markets. Additionally, during the fourth quarter, AT&T Wireless Group's costs of services included asset write-offs associated with changes in AT&T Wireless Group's strategy for markets that overlap with AT&T's broadband markets

      Costs of equipment sales

          Costs of equipment sales include the costs of the handsets and accessories provided to AT&T Wireless Group customers. Costs of equipment sales for the year ended December 31, 2000 were $2,041 million. This was an increase of $775 million, or 61.2%, compared with 1999. This increase was due primarily to higher gross subscriber additions in 2000 compared with the prior year.

      Selling, general and administrative

          Selling, general and administrative expenses for the year ended December 31, 2000, were $3,590 million, compared with $2,663 million for the year ended December 31, 1999, representing an increase of 34.8%. This increase was largely attributable to higher marketing and selling costs, primarily advertising and commissions, associated with the increase in gross consolidated subscriber additions for the year ended December 31, 2000, compared to 1999. Cost per gross subscriber addition (CPGA), which includes the costs of handset subsidies recorded in costs of equipment sales, was $367 for both the year ended December 31, 2000, and 1999. In
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      addition,  growth in the wireless customer base resulted in an increase in information technology and customer care related expenses.

      Depreciation and amortization

          Depreciation and amortization expenses for the year ended December 31, 2000, were $1,686 million, an increase of $433 million, or 34.5%, compared with 1999. This increase primarily resulted from growth in AT&T Wireless Group's depreciable asset base resulting from capital expenditures to increase the capacity of the network and improve call quality. Total capital expenditures were $4,287 million and $2,476 million for the years ended December 31, 2000 and 1999, respectively. Additionally, amortization expense, which includes amortization of licensing costs, goodwill, and other intangibles, increased for the year ended December 31, 2000, as a result of the 1999 acquisitions of Vanguard Cellular and Honolulu Cellular, as well as the 2000 acquisitions, primarily the Bay Area Properties and Wireless One which closed during June 2000.

      Asset impairment and restructuring charges

          During the fourth quarter of 1999, AT&T Wireless Group recorded a $531 million asset impairment charge primarily associated with the planned disposal of wireless communications equipment resulting from a program to increase capacity and operating efficiency of the wireless network.

      Other income

          Other income primarily includes gains or losses on sales or exchanges of assets, intercompany interest income on the note receivable from AT&T, and minority interests in consolidated subsidiaries. Other income for the year ended December 31, 2000, was $534 million, compared with $122 million for the year ended December 31, 1999. The increase for the year ended December 31, 2000, was due primarily to the pretax gain of $379 million on the transactions associated with AT&T Wireless Group's affiliate investment in Telecorp PCS, interest income on the note receivable from AT&T, partially offset by a pretax loss of $184 million associated with the acquisition of the Los Angeles cellular property resulting from AB Cellular's redemption of AT&T Wireless Group's equity interest in AB Cellular, as well as pretax gains recorded in 1999.

      Interest expense

          Interest expense consists primarily of interest on intercompany debt due to AT&T less interest expense capitalized. Interest expense for the year ended December 31, 2000, was $85 million, a decrease of $51 million, or 37.4%, compared with 1999. The decrease was due to higher levels of capitalized interest as a result of increased capital expenditures, as well as lower levels of average outstanding debt due to AT&T. The decrease in the average outstanding debt due to AT&T was attributable to the recapitalization of $2.0 billion of long term debt due to AT&T into 9% cumulative preferred stock held by AT&T subsequent to the offering of AT&T Wireless Group tracking stock. These decreases were partially offset by a higher rate of interest charged on the intercompany debt in 2000 versus the prior year.

      Provision (benefit) for income taxes

          The provision for income taxes for the year ended December 31, 2000, was $141 million, compared with a benefit of $294 million for the year ended December 31, 1999. The effective income tax rate for the year ended December 31, 2000 was 34.1%, compared with 43.2%, for the year ended December 31, 1999. The effective rate for 2000 was impacted by increased
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      goodwill and other purchased  intangibles  amortization expense associated with the 1999 and 2000 acquisitions as well as the sale of a foreign equity investment during 2000. The effective income tax rate for 1999 was impacted by the benefit from a change in the valuation allowance and other
      estimates,   offset  by  amortization  of  goodwill  and  other  purchased intangibles.

      Net equity earnings (losses) from investments

          Net equity earnings (losses) from investments, net of tax, was $388 million of earnings for the year ended December 31, 2000, compared with $19 million of losses for 1999. The increase was primarily due to a $372 million after-tax gain included in equity earnings for AT&T Wireless Group's portion of the gain recognized by AB Cellular on the redemption of AT&T Wireless Group's equity interest in AB Cellular.

      Dividend requirements on preferred stock held by AT&T

          At December 31, 2000 and 1999, AT&T Wireless Group had outstanding, $3.0 billion and $1.0 billion, respectively, of preferred stock held by AT&T that pays dividends at 9% per annum. Long-term debt due to AT&T of $2.0 billion was recapitalized into an additional $2.0 billion of 9% cumulative preferred stock held by AT&T following the offering. Dividend requirements on this preferred stock for the year ended December 31, 2000, were $130 million and for the year ended December 31, 1999, were $56 million, net of amounts recorded in accordance with the tax sharing agreement.

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1998

      Revenue

          Total revenue for the year ended December 31, 1999, was $7,627 million, an increase of $2,221 million, or 41.1%, compared with 1998. AT&T Wireless Group's 1999 results included Vanguard Cellular since its acquisition on May 3,1999, and 1998 results included its messaging business until its sale on October 2, 1998. Adjusted to exclude both
      Vanguard Cellular and its messaging business, total revenue for AT&T Wireless Group increased by 39.0% compared with 1998.

          The revenue increase was driven primarily by consolidated subscriber growth and rising ARPU. As of December 31, 1999, ending consolidated subscribers increased 33.4% compared with 1998. AT&T Digital One Rate service significantly contributed to the increase in ARPU and subscribers by acquiring and retaining high value customers, who have a significantly higher ARPU than an average subscriber.

          Services revenue for the year ended December 31, 1999, was $6,823 million, an increase of $2,044 million, or 42.8%, compared with 1998.

          As of December 31, 1999, AT&T Wireless Group had 9.6 million consolidated subscribers, an increase of 33.4% compared with the prior year, of which 79.2% were digital subscribers, up from 60.7% as of December 31, 1998. Included in these figures were approximately 700 thousand subscribers from our acquisition of Vanguard Cellular in May 1999, approximately 125 thousand subscribers from our acquisition of Honolulu Cellular in August 1999 and approximately 45 thousand subscribers from our acquisition of Bakersfield Cellular in April 1999. Including AT&T Wireless Group's partnership markets, approximately 9.4 million of the
      12.2 million total subscribers were digital subscribers as of December 31,1999.
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          AT&T  Wireless  Group's ARPU for the year ended  December 31, 1999 was
      $65.8, an increase of $8.2, or 14.2%, compared with 1998. The increase was primarily due to increased minutes of use per subscriber, driven in part by the success of AT&T Digital One Rate service. AT&T Wireless Group's
      ARPU remained significantly higher than the wireless industry average during 1999, excluding AT&T Wireless Group.

          Equipment revenue for the year ended December 31, 1999 was $804 million, an increase of $177 million, or 28.2%, compared with 1998. The increase was primarily due to a 25.1% increase in gross consolidated subscriber additions in 1999 compared with 1998. As an integral part of the wireless service offering, AT&T Wireless Group supplies to its new subscribers a selection of handsets at competitive prices, which are generally offered at or below cost.

      Costs of services

          Costs of services for the year ended December 31, 1999 were $2,580 million. This was an increase of $1,152 million, or 80.7%, compared with 1998. The increase was due primarily to roaming expenses associated with the success of AT&T Digital One Rate service as off-network roaming minutes of use increased by 194.7% for the year ended December 31, 1999, compared with 1998.

          Although roaming expenses continued to impact results for the year ended December 31, 1999, the rate of roaming expense growth declined significantly during the latter half of 1999, as AT&T Wireless Group introduced initiatives to aggressively migrate more minutes onto AT&T Wireless Group's network as well as reduced intercarrier roaming rates. AT&T Wireless Group continued to seek to decrease roaming expenses through capital spending for network expansion, acquisitions and affiliate launches. Roaming rates also declined significantly as a result of renegotiated roaming agreements and the deployment of IRDB technology, which assists in identifying favorable roaming partners in areas not included in AT&T Wireless Group's network. All of these efforts resulted in a reduction of approximately 18% in the average roaming rate per minute paid to other carriers for the year ended December 31, 1999, compared with 1998.

      Costs of equipment sales

          Costs of equipment sales for the year ended December 31, 1999 were $1,266 million. This was an increase of $266 million, or 26.6%, compared with 1998. This increase was primarily the result of increased gross subscriber additions in 1999 compared with 1998. Gross subscriber additions increased 25.1% for the year ended 1999 compared with the prior year.

      Selling, general and administrative

          SG&A expenses for the year ended December 31, 1999 were $2,663 million compared with $2,122 million for the year ended December 31,1998. This increase was due to higher marketing and selling costs associated with the increase in consolidated gross subscriber additions in 1999 compared with 1998, as well as the growth in customer care expenses associated with the larger consolidated subscriber base.

      Depreciation and amortization

          Depreciation and amortization expenses for the year ended December 31, 1999 were $1,253 million, an increase of $174 million, or 16.1%. This increase primarily resulted from a larger asset base and additional amortization of goodwill and other purchased intangibles associated with the acquisition of Vanguard Cellular. Capital expenditures for the year ended December 31, 1999 and 1998, were $2,476 million and $1,136 million, respectively.

      Asset impairment and restructuring charges

          During the fourth quarter of 1999, AT&T Wireless Group recorded a $531 million asset impairment charge primarily associated with the planned disposal of wireless communications equipment resulting from a program to increase capacity and operating efficiency of the wireless network. Asset impairment and restructuring charges for the year ended December 31, 1998 were $120 million, which represented the write-down of unrecoverable assets associated with non-strategic businesses.

      Other income

          Other income for the year ended December 31, 1999 was $122 million. Other income for the year ended December 31, 1998 was $650 million. The decrease was due primarily to the pretax gains on sales in 1998 of LIN Television Corporation of $342 million, SmarTone Telecommunications Holdings Limited of $128 million and PriceCellular of $67 million.

      Interest expense

          Interest expense consists primarily of interest on intercompany debt due to AT&T. Interest was charged at 7.25% per annum for the year ended December 31, 1999 and 7.75% per annum for the year ended December 31, 1998. Interest expense for the year ended December 31, 1999 was $136 million, an increase of $16 million, or 13.3%, compared with 1998. The increase was due to a higher level of average debt outstanding, partially offset by the impact of the lower rate charged by AT&T in 1999.

      Provision (benefit) for income taxes

          The benefit for income taxes for the year ended December 31, 1999 was $294 million, compared with a tax provision of $59 million for the year ended December 31, 1998. The benefit for income taxes in 1999 was primarily due to the pre-tax loss for the period coupled with changes in the valuation allowance and other estimates. The effective income tax rates for the years ended December 31, 1999 and 1998, were 43.2% and 31.6%, respectively. The effective income tax rate for 1998 was impacted by the effect of state taxes, net of federal benefit, and the amortization of intangibles, partially offset by the effects of changes in the valuation allowance and other estimates.

      Net equity earnings (losses) from investments

          Net equity earnings (losses) from investments, net of tax, was a loss of $19 million for the year ended December 31, 1999, compared with earnings of $36 million for 1998. The decrease was primarily a result of increased losses associated with affiliate investments. Additionally, equity losses increased in 1999 compared with 1998 due to losses associated with financial commitments related to certain investments.

      Dividend requirements on preferred stock held by AT&T

          AT&T Wireless Group had $1.0 billion of preferred stock held by AT&T, as of December 31, 1999 and 1998, that paid dividends at 9% per annum. Dividend requirements on this preferred stock for each of the years ended December 31, 1999 and 1998 were $56 million, net of amounts recorded in accordance with the tax sharing agreement.

                         LIQUIDITY AND CAPITAL RESOURCES

          The continued expansion of AT&T Wireless Group's network and footprint, including spectrum auctions, and service offerings, and the marketing and distribution of its products and services, will continue to require substantial capital. AT&T Wireless Group has funded its operations by offering proceeds attributed from AT&T, intercompany borrowings from AT&T and internally generated funds, as well as capital contributions from AT&T prior to the offering. Capital contributions from AT&T prior to the offering included acquisitions made by AT&T that have been attributed to AT&T Wireless Group. Noncash capital contributions from AT&T to AT&T Wireless Group related to acquisitions and initial investments funded by AT&T totaled $539 million, $2,553 million, and $982 million for the years ended December 31, 2000, 1999, and 1998, respectively.

          The April 2000 offering of AT&T Wireless Group tracking stock resulted in net proceeds to AT&T after deducting underwriter's discount and related fees and expenses of $10.3 billion. AT&T attributed $7.0 billion of the net proceeds to AT&T Wireless Group in the form of an intercompany note receivable, which was repaid by December 31, 2000, and was used primarily to fund acquisitions and capital expenditures.

          On May 1, 2000, following the offering, AT&T Wireless Group recapitalized $2.0 billion of outstanding intercompany indebtedness to AT&T into an additional $2.0 billion of 9% cumulative preferred stock held by AT&T. In conjunction with the recapitalization, AT&T Wireless Group's long-term debt due to AT&T was recapitalized to be 10 year term debt that bears interest at a fixed rate of 8.1% per annum.

          Currently, financing activities for AT&T Wireless Group are managed by AT&T on a centralized basis and are subject to the review of AT&T Wireless Group's capital stock committee. AT&T Wireless Group capital stock committee is selected by AT&T's board of directors to oversee the interaction between businesses of AT&T Common Stock Group and AT&T
      Wireless Group in accordance with the AT&T Wireless Group Policy Statement. Under the AT&T Wireless Group Policy Statement, all material transactions between AT&T Common Stock Group and AT&T Wireless Group are determined and governed by a process of fair dealing. Sources for AT&T Wireless Group's future financing requirements may include the borrowing of funds, including additional short-term floating rate debt from AT&T and/or third-party debt. Loans from AT&T to any member of AT&T Wireless Group have been made at interest rates and on other terms and conditions intended to be substantially equivalent to the interest rates and other terms and conditions that AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T. This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which AT&T may have acquired the funds. If, however, AT&T incurs any fees or charges in order to keep available funds for use by AT&T Wireless Group, those fees or charges will be allocated to AT&T Wireless Group.

          In association with the intended split-off of AT&T Wireless Group from AT&T announced on October 25, 2000, AT&T and AT&T Wireless Services, Inc. anticipate that they will enter into a separation and distribution agreement that will govern the terms of the split-off. As part of this agreement, AT&T Wireless Services will agree, upon completion of the split-off, to repay the full amount of the principal and accrued but unpaid interest or face value and accrued but unpaid dividends, of all outstanding indebtedness owned by AT&T Wireless Group to AT&T, and all preferred stock in AT&T Wireless Group held by AT&T.

          On January 22, 2001, AT&T closed their transaction with NTT DoCoMo. AT&T attributed $6.2 billion of the approximate $9.8 billion of proceeds received from DoComo to AT&T Wireless Group in the form of an intercompany note receivable. AT&T Wireless Group intends to utilize the proceeds to continue executing their strategy to expand their capacity, enlarge their footprint, create an advanced mobile internet and invest in other strategic growth initiatives, as well as to satisfy intercompany obligations.

          On March 23, 2001, AT&T Wireless Group, through AWS, entered into Competitive Advance and Revolving Credit Facilities (the "Facilities") in the aggregate amount of $2.5 billion consisting of an up to $1.25 billion 364-day Competitive Advance and Revolving Credit Facility and an up to $1.25 billion Five-Year Competitive Advance and Revolving Credit Facility. The facilities are subject to a facility fee and utilization fee and bear interest at variable rates based upon, in various cases, LIBOR, the prime rate or the rates on overnight Federal funds transactions. The Facilities may be used for general corporate purposes and are subject to customary covenants, representations and warranties and events of default. In addition, the Facilities contain financial covenants providing for a maximum total debt to total Consolidated Operational EBITDA ratio (as defined in the facilities agreement) not to exceed 4:0 to 1:0 for AT&T Wireless Group and a minimum interest coverage ratio of 3.5:1.0. From the date of the closing of the Facilities until the date of the split-off of AT&T Wireless Group, AWS will be prohibited from declaring and/or paying dividends. The Facility also specifies limitations on AT&T's and AT&T Wireless Group's ability to consummate the split-off including a provision that it will constitute an event of default if the split-off is consummated without obtaining a favorable tax ruling from the IRS or an unqualified tax opinion that the split-off will qualify as a tax-free transaction. In addition, the existence of an obligation by AT&T Wireless Group to repurchase equity interests from DoCoMo may under certain circumstances constitute an event of default.

          On March 1, 2001, AT&T Wireless Group, through AWS, completed a private placement of $6.5 billion in Senior Notes with maturity dates from 2006 to 2031. The notes pay interest at rates ranging from 7.350% to 8.750% per annum, and include customary covenants. The notes include registration rights, such that AWS is required to exchange the notes for a new issue of notes registered under the Securities Act of 1933 and are to be declared effect no later than 240 days after the issue date.

          AT&T performs cash management functions on behalf of AT&T Wireless Group. Substantially all of AT&T Wireless Group's cash balances are swept to AT&T on a daily basis, where they are managed and invested by AT&T. Prior to the offering of AT&T Wireless Group tracking stock, transfers of cash to and from AT&T were reflected as a component of combined attributed net assets, with no interest income or expense reflected. Subsequent to the offering, transfers are reflected as changes in the note receivable from AT&T. Cash balances maintained and reported by AT&T Wireless Group primarily represent cash balances for which no right of offset exists with AT&T.

          Net cash provided by operating activities for the year ended December 31, 2000, was $1,635 million, compared with $867 million for the year ended December 31, 1999. The increase in cash provided by operating activities was primarily due to an increase in operating income excluding depreciation and amortization, and the asset impairment and restructuring charge in 1999, resulting from revenue growth and expense leveraging, and an increase in operating and payroll related accruals, partially offset by increases in inventories and accounts receivable.

          Net cash used in investing activities for the year ended December 31, 2000, was $10,525 million, compared with $2,123 million for the year ended December 31, 1999. The investing activities included on AT&T Wireless Group's statements of cash flows include cash expenditures or receipts of cash for investing transactions directly attributable to the wireless group operations, and those legal entities that comprise the financial statements of AT&T Wireless Group. These amounts are representative of what AT&T Wireless Group would report on a stand-alone basis. The increase was due primarily to the acquisitions of wireless systems in Houston, Indianapolis and San Diego, the Bay Area Properties, and Wireless One. Equity investment purchases increased primarily due to the acquisition of equity interests in international ventures, acquired from AT&T in association with their acquisition of MediaOne. In addition, capital expenditures increased as a result of efforts to increase network capacity in existing markets as well as to expand the national footprint.

          Net cash provided by financing activities for the year December 31, 2000, was $8,947 million, compared with $1,234 million for the year ended December 31, 1999. The increase was primarily due to proceeds attributed from the offering of AT&T Wireless Group tracking stock, short-term debt borrowed from AT&T as well as increased transfers from AT&T prior to the offering, to fund acquisitions and higher capital expenditures.

          Net cash provided by operating activities for the year ended December 31, 1999 was $867 million compared with $414 million of cash provided by operating activities in 1998 primarily due to increased operating income excluding depreciation and amortization, and the asset impairment and restructuring charges and larger increases in operating accruals and accounts payable. These increases were offset by a higher increase in accounts receivable driven by strong revenue growth. Net cash used in investing activities for the year ended December 31,1999 was $2,123 million, compared with $238 million of cash provided by investing activities in 1998. The difference was due primarily to higher capital expenditures to upgrade and increase capacity in existing markets as well as to expand the national footprint, and lower cash proceeds associated with the sales of equity investments. Net cash provided by financing activities for the year ended December 31, 1999 was $1,234 million compared with $631 million of cash used in financing activities in 1998 due to increased transfers and debt financing from AT&T to fund the higher capital expenditures during 1999.

          EBITDA, defined as earnings before interest and taxes, excluding other income, plus depreciation and amortization, is the primary measure used by the chief operating decision-makers to measure our ability to generate cash flow. EBITDA may or may not be consistent with the calculation of EBITDA for other public companies and should not be viewed by investors as an alternative to generally accepted accounting principles, measures of performance or to cash flows from operating, investing and financing activities as a measure of liquidity.

          EBITDA for the year ended December 31, 2000, was $1,648 million, compared with $587 million for the year ended December 31, 1999. On an operational basis, adjusted to exclude the 1999 asset impairment and restructuring charge of $531 million, EBITDA increased $530 million or 47.3%. The increase was primarily the result of revenue growth and lower off-network roaming expenses. These increases were partially offset by increased customer acquisition costs associated with the increase in gross subscriber additions, increased network costs attributable to the growth in subscribers and their minutes of use, and increased information technology and customer care related costs to support growth in the subscriber base.

          For our mobility business, EBITDA for the year ended December 31, 2000, was $1,884 million, compared with $670 million for the year ended December 31, 1999. Excluding the 1999 asset impairment and restructuring charge, mobility EBITDA increased $686 million or 57.2%.

          For our fixed wireless business, EBITDA for the year ended December 31, 2000, was a deficit of $228 million, compared with a deficit of $75 million the year ended December 31, 1999. Excluding the 1999 asset impairment and restructuring charge, fixed wireless EBITDA decreased $156 million or 213.4%.

          EBITDA margins were 15.8% for the year ended December 31, 2000, compared with 14.7% for the year and December 31, 1999, excluding the 1999 asset impairment and restructuring charge. The improvement in EBITDA margins for the year ended December 31, 2000, compared to the year ended December 31, 1999, was primarily driven by revenue growth and expense leveraging, primarily off-network roaming expenses, partially offset by increased customer acquisition and customer care costs associated with growth in the subscriber base.

          EBITDA margins for our mobility business were 18.0% for the year ended December 31, 2000, compared with 15.7% for the year ended December 31, 1999, excluding the 1999 asset impairment and restructuring charge.

          EBITDA for the year ended December 31, 1999 was $587 million compared with $736 million for the year ended December 31, 1998. Excluding pretax asset impairment and restructuring charges of $531 million in 1999 and $120 million in 1998, EBITDA was $1,118 million for 1999, which represented an increase of $262 million, or 30.6%, compared with 1998. This increase was attributable to increases in total revenue and an improving margin as SG&A expenses declined as a percentage of revenue.

          For our mobility business, EBITDA for the year ended December 31, 1999, was $670 million, compared with $794 million for the year ended December 31, 1998. Excluding pretax asset impairment and restructuring charges of $528 million in 1999 and $120 million in 1998, EBITDA was $1,198 million for 1999 compared with $914 million for 1998.

          Excluding the aforementioned pretax asset impairment and restructuring charges in 1999 and 1998, EBITDA margins were 14.7% for the year ended December 31, 1999, compared with 15.8% in 1998. The decline in EBITDA margins in 1999 compared with 1998 was driven primarily by increased roaming expenses, as well as increased sales and marketing expenses associated with a 25.1% increase in gross consolidated subscriber additions in 1999 compared with 1998.

          Excluding the aforementioned pretax asset impairment and restructuring charges in 1999 and 1998, EBITDA margins for our mobility business were 15.7% for the year ended December 31, 1999, compared with 16.9% for the year ended December 31, 1998.

                               FINANCIAL CONDITION

          Total assets were $35,302 million as of December 31, 2000, an increase of $11,790 million, or 50.1%, compared with December 31, 1999. The increase was due primarily to increases in licensing costs, goodwill, and property, plant and equipment associated with the acquisitions closed in 2000, including the acquisitions of Wireless One, L.P. and wireless systems in the San Francisco Bay Area, San Diego, Indianapolis, Houston and Los Angeles. In addition, the increase in property, plant and equipment was a result of significant capital expenditures for the year ended December 31, 2000. These increases were partially offset by a decrease in investments as AT&T Wireless Group previously held equity interests in portions of the Bay Area Properties, and the Los Angeles market, through their interest in AB Cellular. These markets were consolidated as of December 31, 2000.

          Total liabilities were $10,384 million as of December 31, 2000, a increase of $889 million, or 9.4%, compared with December 31, 1999. The increase was primarily due to increases in deferred income taxes as a result of gains recorded during the fourth quarter, as well as increased marketing, business tax and other operating accruals. These increases were partially offset by a net decrease in intercompany indebtedness to AT&T.

          Combined attributed net assets was $24,887 million as of December 31, 2000, an increase of $10,880 million, or 77.7%, compared with December 31, 1999. The increase was primarily due to the attribution of offering proceeds to AT&T Wireless Group, net transfers from AT&T prior to the offering to fund capital expansion and acquisitions, as well as the additional $2.0 billion of preferred stock issued to AT&T.

                        RECENT ACCOUNTING PRONOUNCEMENTS

          In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--A Replacement of FASB No. 125". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under these standards, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. AT&T Wireless Group does not expect that the adoption of SFAS No. 140 will have a material impact on its results of operations, financial position or cash flows.

          In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For AT&T Wireless Group, this means that the standard must be adopted no later than January 1, 2001. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. This statement provides clarification with regard to certain implementation issues under SFAS No. 133 on specific types of hedges. The adoption of SFAS No. 133 in January 2001, did not have a material impact to the AT&T Wireless Group's results of operations, financial position or cash flows. In addition, based on the types of contracts we currently have, AT&T Wireless Group does not anticipate that this standard will have a material impact on future results of AT&T Wireless Group.

                                SUBSEQUENT EVENTS

          In January 2001, AT&T Wireless Group executed agreements with certain network equipment vendors, related to the development of its next-generation network strategy. These agreements require AT&T Wireless Group to buy equipment from these vendors totaling approximately $1.8 billion through 2004.

          Effective January 1, 2001, AT&T Wireless Group implemented the results of a review of the estimated service lives of certain wireless communications equipment, primarily electronics. Lives were shortened to fully depreciate all such equipment within seven years. Similar equipment acquired after January 1, 2001, will have useful lives no longer than seven years.

          On January 22, 2001, AT&T Wireless Group, through AWS, completed its previously announced transaction with DoCoMo. See Note 1 for further discussion of the transaction.

          On November 17, 2000, AT&T Wireless Group announced that AT&T's board of directors had approved an agreement under which AT&T Wireless Group would purchase $200 in Series AA preferred stock from Dobson Communications Corporation. AT&T Wireless Group, through AWS, completed this transaction on February 8, 2001. The Series AA preferred stock acquired has a liquidation preference of $1,000 per share and is exchangeable into Series A convertible preferred stock. If the Series AA preferred stock is exchanged into Series A convertible preferred stock, AT&T Wireless Group will increase its ownership interest in Dobson, on an as converted to common stock basis, from its current ownership of 4.6% to approximately 11.6%.

          On March 23, 2001, AT&T Wireless Group, through AWS, entered into Competitive Advance and Revolving Credit Facilities (the "Facilities") in the aggregate amount of $2.5 billion consisting of and up to $1.25 billion 364-day Competitive Advance and Revolving Credit Facility and an up to $1.25 billion Five-Year Competitive Advance and Revolving Credit Facility. The facilities are subject to a facility fee and utilization fee and bear interest at variable rates based upon, in various cases, LIBOR, the prime rate or the rates on overnight Federal funds transactions. The Facilities may be used for general corporate purposes and are subject to customary covenants, representations and warranties and events of default. In addition, the Facilities contain financial covenants providing for a maximum total debt to total Consolidated Operational EBITDA ratio (as defined in the facilities agreement) not to exceed 4:0 to 1:0 for AT&T Wireless Group and a minimum interest coverage ratio of 3.5:1.0. From the date of the closing of the Facilities until the date of the split-off of AT&T Wireless Group, AWS will be prohibited from declaring and/or paying dividends. The Facility also specifies limitations on AT&T's and AT&T Wireless Group's ability to consummate the split-off including a provision that it will constitute an event of default if the split-off is consummated without obtaining a favorable tax ruling from the IRS or an unqualified tax opinion that the split-off will qualify as a tax-free transaction. In addition, the existence of an obligation by AT&T Wireless Group to repurchase equity interests from DoCoMo may under certain circumstances constitute an event of default.

          On February 26, 2001, AT&T agreed to sell its entire interest in Japan Telecom for approximately $1.35 billion. The net after-tax proceeds are expected to be approximately $1 billion. AT&T has indicated that the net after-tax proceeds will be split evenly between AT&T and AT&T Wireless Group. AT&T Wireless Group anticipates that it will recognize a significant gain on the transaction.

          On March 1, 2001, AT&T Wireless Group, through AWS, completed a private placement of $6.5 billion in Senior Notes with maturity dates from 2006 to 2031. The notes pay interest at rates ranging from 7.350% to 8.750% per annum, and include customary covenants. The notes include registration rights, such that AWS is required to exchange the notes for a new issue of notes registered under the Securities Act of 1933 and are to be declared effect no later than 240 days after the issue date.

                          Report of Independent Accountants

      To the Board of Directors and Shareowners of AT&T Corp.:

          In our opinion, the accompanying combined balance sheets and the related combined statements of operations and changes in combined attributed net assets and of cash flows present fairly, in all material respects, the financial position of AT&T Wireless Group at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of AT&T Wireless Group's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          AT&T Wireless Group is a fully integrated business unit of AT&T Corp.; consequently, as indicated in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of AT&T Corp. and reflect certain assumptions and allocations. Moreover, as indicated in Note 1, AT&T Wireless Group relies on AT&T Corp. for administrative, management and other services. The financial position, results of operations and cash flows of AT&T Wireless Group could differ from those that would have resulted had AT&T Wireless Group operated autonomously or as an entity independent of AT&T Corp. As more fully discussed in Note 1, the combined financial statements of AT&T Wireless Group should be read in conjunction with the audited consolidated financial statements of AT&T Corp.

      PRICEWATERHOUSECOOPERS LLP


      March 16, 2001
      New York, New York

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)
                        COMBINED STATEMENTS OF OPERATIONS
                                  (In Millions)
                                                                                           For the Years Ended
                                                                                              December 31,

                                                                                        2000      1999    1998
      Revenue
      Services revenue                                                                 $ 9,376   $6,823   $4,779
      Equipment revenue                                                                  1,072      804      627
                                                                                        ------   ------   ------
         Total revenue                                                                  10,448    7,627    5,406
                                                                                        ------   ------   ------

      Operating expenses

      Costs of services (excluding depreciation of $1,047, $732, $599, included below)   3,169    2,580    1,428
      Costs of equipment sales                                                           2,041    1,266    1,000
      Selling, general and administrative                                                3,590    2,663    2,122
      Depreciation and amortization                                                      1,686    1,253    1,079
      Asset impairment and restructuring charges                                            --      531      120
                                                                                        ------   ------   ------
      Total operating expenses                                                          10,486    8,293    5,749
                                                                                        ------   ------   ------
      Operating loss                                                                       (38)    (666)    (343)
      Other income                                                                         534      122      650
      Interest expense                                                                      85      136      120
                                                                                        ------   ------   ------
      Income (loss) before income taxes                                                    411     (680)     187
      Provision (benefit) for income taxes                                                 141     (294)      59
      Net equity earnings (losses) from investments                                        388      (19)      36
                                                                                        ------   ------   ------
      Net income (loss)                                                                    658     (405)     164
      Dividend requirements on preferred stock held by AT&T, net                           130       56       56
                                                                                        ------   ------   ------
      Net income (loss) after preferred stock dividends                                $   528   $ (461)  $  108
                                                                                        ------   ------   ------

                   See Notes to Combined Financial Statements

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)
                             COMBINED BALANCE SHEETS
                                  (In Millions)

                                                                                                 At December 31,
                                                                                                 2000      1999

                                     ASSETS
      Cash and cash equivalents                                                                  $ 62       $ 5
      Accounts receivable, less allowances of $193 and $130                                     1,892     1,300
      Inventories                                                                                 335       162
      Income tax receivable                                                                       118        --
      Deferred income taxes                                                                        93       127
      Prepaid expenses and other current assets                                                    82        34
                                                                                               ------    ------
      Total Current Assets                                                                      2,582     1,628
                                                                                               ------    ------
      Property, plant and equipment, net                                                        9,892     6,349
      Licensing costs, net of accumulated amortization of $1,761 and $1,519                    13,627     8,571
      Investments in and advances to unconsolidated subsidiaries                                3,385     4,502
      Goodwill and other assets, net                                                            5,816     2,462
                                                                                               ------    ------
      Total Assets                                                                            $35,302   $23,512
                                                                                               ------    ------

                                   LIABILITIES

      Accounts payable                                                                        $ 1,080   $   780
      Payroll and benefit-related liabilities                                                     432       291
      Due on demand notes payable                                                                 109       154
      Short-term debt due to AT&T                                                                 638        --
      Other current liabilities                                                                 1,395     1,072
                                                                                                -----     -----
      Total Current Liabilities                                                                 3,654     2,297
                                                                                                -----     -----
      Long-term debt due to AT&T                                                                1,800     3,400
      Deferred income taxes                                                                     4,659     3,750
      Other long-term liabilities                                                                 271        48
                                                                                               ------     -----
      Total Liabilities                                                                        10,384     9,495
                                                                                               ------     -----
      Minority Interest                                                                            41        20
      Combined Attributed Net Assets                                                           24,877    13,997
                                                                                               ------    ------
      Total Liabilities and Combined Attributed Net Assets                                    $35,302   $23,512
                                                                                               ------    ------

                   See Notes to Combined Financial Statements

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)
        COMBINED STATEMENTS OF CHANGES IN COMBINED ATTRIBUTED NET ASSETS
                                  (In Millions)

                                                                               For the Years Ended December 31,
                                                                                 2000        1999        1998
      Combined Attributed Net Assets:
        Balance at beginning of year                                           $13,997     $11,532     $11,187
        Net income (loss) after preferred stock  dividends                         528        (461)        108
        Proceeds  attributed from offering of AT&T Wireless Group
          tracking stock                                                         7,000          --          --
        Proceeds from shares issued for employee plans                              41          --          --
        Preferred stock issued to AT&T                                           2,000          --          --
        Transfers from AT&T, net                                                 1,345       2,897         288
        Net revaluation of investments                                             (34)         29         (51)
                                                                               -------     -------     -------
      Balance at end of year                                                   $24,877     $13,997     $11,532
                                                                               -------     -------     -------
      Summary of Total Comprehensive Income:
        Net income (loss) after preferred stock dividends                      $   528     $  (461)    $   108
        Dividend requirements on preferred stock held by AT&T, net                 130          56          56
                                                                               -------     -------     -------
        Net income (loss)                                                          658        (405)        164
                                                                               -------     -------     -------
        Net revaluation of investments (net of taxes of $(22), $18, and $(31))     (34)         29         (51)
                                                                               -------     -------     -------
        Total Comprehensive Income                                             $   624     $  (376)    $   113
                                                                               -------     -------     -------

                   See Notes to Combined Financial Statements

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)
                        COMBINED STATEMENTS OF CASH FLOWS
                                  (In Millions)

                                                                                 For the Years Ended December 31,
                                                                                 --------------------------------
                                                                                   2000        1999        1998
                                                                                 --------    --------    --------
      Operating activities
      Net income (loss)                                                         $     658   $    (405)  $     164
      Adjustments to reconcile net income (loss) to net cash provided by operating  activities:
        Net gains on sale/exchange of businesses and investments                     (362)        (99)       (600)
        Asset impairment and restructuring charges                                     --         531         120
        Depreciation and amortization                                               1,686       1,253       1,079
        Deferred income taxes                                                         585         (85)        (39)
        Net equity earnings from investments                                         (505)       (149)       (115)
        Minority interests in consolidated subsidiaries                               (28)        (17)        (35)
        Provision for uncollectible receivables                                       314         200          99
        Increase in accounts  receivable                                             (853)       (514)       (307)
        (Increase) decrease in inventories                                           (142)         27         (32)
        (Decrease) increase in accounts payable                                       (48)        (11)        123
        Net change in other operating assets and liabilities                          330         136         (43)
                                                                                ---------   ---------   ---------
        Net cash provided by operating activities                                   1,635         867         414
                                                                                ---------   ---------   ---------
      Investing activities
      Capital expenditures and other additions                                     (4,012)     (2,272)     (1,219)
      Net acquisitions of licenses                                                   (247)        (47)        (65)
      Equity investment distributions and sales                                       360         236       1,354
      Equity investment contributions, advances and purchases                      (1,645)       (284)       (156)
      Net (acquisitions) dispositions of businesses including cash acquired        (4,763)        244         324
      Deposits on long-lived assets                                                  (218)         --          --
                                                                                ---------   ---------   ---------
      Net cash (used in) provided by investing activities                         (10,525)     (2,123)        238
                                                                                ---------   ---------   ---------
      Financing activities
      Increase in short-term borrowings                                                --          65          43
      Net increase in short-term debt due to AT&T                                     638          --          --
      Increase in long-term debt due to AT&T                                          400         900         100
      Proceeds attributed from offering of AT&T Wireless Group
        tracking stock                                                              7,000          --          --
      Proceeds from shares issued for employee plans                                   41          --          --
      Dividend requirements on preferred stock, net                                  (130)        (56)        (56)
      Transfers from (to) AT&T, net                                                 1,001         344        (694)
      Other financing activities, net                                                  (3)        (19)        (24)
                                                                                ---------   ---------   ---------
      Net cash provided by (used in) financing activities                           8,947       1,234        (631)
                                                                                ---------   ---------   ---------
      Net increase (decrease) in cash and cash equivalents                             57         (22)         21
                                                                                ---------   ---------   ---------
      Cash and cash equivalents at beginning of year                                    5          27           6
                                                                                ---------   ---------   ---------
      Cash and cash equivalents at end of year                                  $      62   $       5   $      27
                                                                                ---------   ---------   ---------

                   See Notes to Combined Financial Statements

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                      (In Millions Unless Otherwise Noted)

      1. Background and Basis of Presentation

      Background

          AT&T Wireless Group is an integrated business of AT&T and is not a separate legal entity. On April 27, 2000, AT&T completed an offering of 15.6%, or 360 million shares, of AT&T Wireless Group tracking stock at an offering price of $29.50 per share. AT&T Wireless Group tracking stock is a class of AT&T common stock, which is intended to provide holders with financial returns based on the financial performance and economic value of AT&T's wireless services' businesses. AT&T Wireless Group tracking stock issued in the offering reflected only a portion of the authorized shares. The remaining 84.4% has been reserved for the benefit of AT&T Common Stock Group (which consists of the operations of AT&T other than those attributed to AT&T tracking stocks) and is intended to be reflected in AT&T common stock.

          On October 25, 2000, AT&T announced its decision to present an exchange offer to AT&T common shareowners to allow them to exchange any portion of shares of AT&T common stock for shares of AT&T Wireless Group tracking stock. On December 22, 2000, AT&T filed a registration statement for the exchange offer with the Securities and Exchange Commission, which was amended on February 23, 2001. AT&T anticipates that the exchange offer will be completed during the second quarter of 2001. AT&T Wireless Group will continue to be a part of AT&T following the completion of the exchange offer.

          Also on October 25, 2000, AT&T announced its restructuring plan. In connection with its restructuring plan, following the completion of the exchange offer and subject to certain conditions, AT&T intends to split-off AT&T Wireless Group from AT&T. These conditions include the receipt of a favorable ruling on the split-off from the Internal Revenue Service (IRS) and satisfaction of conditions contained in AT&T's new $25 billion credit agreement, including the repayment of AT&T Wireless Group's intercompany obligations to AT&T. The split-off, which is anticipated to be completed in mid-2001, would include several steps. These steps include transferring substantially all of the assets and liabilities of AT&T Wireless Group to AT&T Wireless Services, Inc., mandatorily exchanging all issued and outstanding shares of AT&T Wireless Group tracking stock, including those issued in the exchange offer, for shares of AT&T Wireless Services common stock, and distributing a majority of the shares of AT&T Wireless Services common stock held by AT&T Common Stock Group, to holders of AT&T common stock on a pro rata basis. On February 14, 2001, AT&T announced its intention to retain up to $3 billion of shares of AT&T Wireless Services for its own account for sale or exchange within six months of the split-off, subject to receipt of a satisfactory IRS ruling.

          In January 2001, NTT DoCoMo, a leading Japanese wireless communications company, invested $9.8 billion in a security of AT&T that, like AT&T Wireless Group tracking stock, is intended to reflect a portion of the financial performance and economic value of AT&T Wireless Group. AT&T Wireless Group, through AT&T Wireless Group, LLC, was allocated $6.2 billion of the proceeds from DoCoMo's $9.8 billion investment in AT&T.

          AT&T retained the remaining $3.6 billion of the DoCoMo investment proceeds as consideration for the reduction in AT&T's retained portion of AT&T Wireless Group's value. Following the split-off, this investment will be converted into approximately 16% of AT&T Wireless Services' common shares. DoCoMo also received warrants at an exercise price of $35 per AT&T Wireless Group tracking share equivalent that would represent an approximate additional 1.6% of AT&T Wireless Services' common shares after the split-off. As part of this investment, AT&T Wireless Group, through AT&T Wireless Services, Inc., has entered into a strategic alliance with DoCoMo to develop mobile multimedia services on a global-standard, high-speed wireless network. DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if AT&T does not complete the split-off by specified dates beginning January 1, 2002, or if AT&T Wireless Group fails to meet specified technological milestones.

      Basis of Presentation

          AT&T Wireless Group is an integrated business of AT&T. AT&T Wireless Group includes the results of its mobility and fixed wireless businesses, as well as its international operations, which primarily include the earnings or losses associated with equity interests in international wireless communications ventures and partnerships. The combined financial statements reflect the results of operations, financial position, changes in combined attributed net assets and cash flows of AT&T Wireless Group as if it were a separate entity for all periods presented. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in equity and cash flows of AT&T Wireless Group had it been a separate, stand-alone entity during the periods presented. The combined financial statements of AT&T Wireless Group should be read in conjunction with AT&T's Form 10-K for the year ended December 31, 2000.

          The combined financial statements of AT&T Wireless Group conform to generally accepted accounting principles. The combined financial statements reflect the assets, liabilities, revenue and expenses directly attributable to AT&T Wireless Group, as well as allocations deemed reasonable by management, to present the results of operations, financial position and cash flows of AT&T Wireless Group on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate.

          The combined financial statements of AT&T Wireless Group primarily include the legal entity results of AT&T Wireless Services, Inc. and its subsidiaries (AWS), AT&T Wireless Group, LLC (AWG), AT&T Wireless PCS, LLC and its subsidiaries (AWPCS), and Winston, Inc. and its subsidiaries (Winston), all of which were direct subsidiaries of AT&T Corp., as of December 31, 2000. In February 2001, the legal entities of Winston and AWPCS as well as certain assets of AWG were transferred to AWS. The remaining assets and liabilities of AWG will be transferred prior to the split-off.

          The April 2000 offering of AT&T Wireless Group tracking stock resulted in net proceeds to AT&T, after deducting underwriter's discount and related fees and expenses, of $10.3 billion. AT&T attributed $7.0 billion of the net proceeds to AT&T Wireless Group, in the form of a note receivable, which was repaid by December 31, 2000, primarily to fund acquisitions and capital expenditures. Interest on the note receivable was calculated based upon the average daily balance outstanding at a rate equal to the one month London InterBank Offered Rate (LIBOR) minus six basis points, a rate intended to be equivalent to the rate AT&T Wireless Group would receive if it were a stand-alone entity.

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      1. Background and Basis of Presentation (Continued)

          Prior to the offering of AT&T wireless group tracking stock, the capital structure of AT&T Wireless Group had been assumed based upon AT&T's historical capital ratio adjusted for certain items. In determining the allocation between short- and long-term debt and preferred stock, we considered factors such as prospective financing requirements for the business, working capital commitments and future requirements, and peer group analysis. This resulted in $3.4 billion in long-term debt due to AT&T at December 31, 1999, paying annual interest at 7.25%. In addition, as of December 31, 1999, AT&T Wireless Group had issued and outstanding, $1.0 billion of 9% cumulative preferred stock held by AT&T that, subject to the approval of AT&T Wireless Group capital stock committee, is redeemable at the option of AT&T. The preferred stock is included within "Combined attributed net assets" on the accompanying combined balance sheets. On May 1, 2000, following the offering of AT&T Wireless Group tracking stock, $2.0 billion of AT&T Wireless Group's outstanding long-term debt to AT&T was recapitalized into an additional $2.0 billion of 9% cumulative preferred stock issued to AT&T. In conjunction with the recapitalization, the remaining long-term debt due to AT&T of $1.8 billion was recapitalized to be 10 year term debt that bears interest at a fixed rate of 8.1% per annum. The interest rate is intended to be substantially equivalent to the interest rate that AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T.

          During December 2000, AT&T Wireless Group, through AWS, obtained a short-term revolving loan from AT&T, which is included in "Short-term debt due to AT&T" in the accompanying combined balance sheets. At December 31, 2000, the amount outstanding under the loan was $638, paying interest monthly at the average seven-day commercial paper rate, which was 8.37% at December 31, 2000. The revolving loan matures on December 29, 2001. The loan was repaid in full in January 2001.

          Changes in combined attributed net assets prior to the offering primarily represented net transfers to or from AT&T, after giving effect to the net income or loss of AT&T Wireless Group during the period, and were assumed to be settled in cash. AT&T's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships which AT&T attributed to AT&T Wireless Group have been treated as noncash transactions prior to the offering.

          AT&T performs cash management functions on behalf of the AT&T Wireless Group. Substantially all of the AT&T Wireless Group's cash balances are swept to AT&T on a daily basis, where they are managed and invested by AT&T. Prior to the offering of the AT&T Wireless Group tracking stock, transfers of cash to and from AT&T were reflected as a component of combined attributed net assets, with no interest income or expense reflected. Subsequent to the offering, transfers were reflected as changes in the note receivable from or short-term debt payable to AT&T. Cash balances maintained and reported by the AT&T Wireless Group primarily represent cash balances for which no right of offset exists with AT&T.

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      1. Background and Basis of Presentation (Continued)

          General corporate overhead related to AT&T's corporate headquarters and common support divisions has been allocated to AT&T Wireless Group as it was not deemed practicable to specifically identify such common costs to AT&T Wireless Group. These allocations were based on the ratio of AT&T Wireless Group's external costs and expenses to AT&T's consolidated external costs and expenses, adjusted for any functions that AT&T Wireless Group performs on its own. However, the costs of these services charged to AT&T Wireless Group are not necessarily indicative of the costs that would have been incurred if AT&T Wireless Group had performed these functions entirely as a stand-alone entity, nor are they indicative of costs that will be charged or incurred in the future.

          Consolidated income tax provision, related tax payments or refunds, and deferred tax balances of AT&T have been allocated to AT&T Wireless Group based principally on the taxable income and tax credits directly attributable to AT&T Wireless Group. These allocations reflect AT&T Wireless Group's contribution to AT&T's consolidated taxable income and the consolidated tax liability and tax credit position. The AT&T Common Stock Group and AT&T Wireless Group have entered into a tax sharing agreement that provides for tax sharing payments based on the taxes or tax benefits of a hypothetical affiliated group consisting of AT&T Common Stock Group and AT&T Wireless Group. Based on this agreement, the consolidated tax liability before credits is allocated between the groups, based on each group's contribution to consolidated taxable income of the hypothetical group. For purposes of the tax sharing agreement, the 9% cumulative preferred stock held by AT&T is treated as if it were an intercompany debt instrument and, accordingly, tax sharing payments are calculated by treating coupon payments on the preferred stock as interest expense to AT&T Wireless Group and interest income to AT&T Common Stock Group. Consolidated tax credits of the hypothetical group are allocated between groups based on each group's contribution to each tax credit.

      2. Summary of Significant Accounting Policies Cash Equivalents

          All highly liquid investments with original maturities of generally three months or less are considered to be cash equivalents.

      Cash Flows

          For purposes of the combined statements of cash flows, all transactions between AT&T Wireless Group and AT&T, except for purchase business combinations and initial investments in joint ventures and partnerships which were funded by AT&T and contributed by AT&T to AT&T Wireless Group prior to the offering, have been accounted for as having been settled in cash at the time the transaction was recorded by AT&T Wireless Group.

      Inventories

          Inventories, which consist principally of handsets and accessories, are recorded at the lower of cost or market. Cost is principally determined by the first-in, first-out (FIFO) method. Market is determined using replacement cost.

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      2.  Summary  of  Significant   Accounting  Policies  (Continued)

      Property, Plant and Equipment

          Property, plant and equipment are recorded at cost, unless impaired, and depreciation is determined based upon the assets' estimated useful lives. Depreciation is calculated on a straight-line basis according to the following useful lives:

          Wireless communications systems and other equipment         3-15 years
          Building and improvements                                   5-20 years

          When AT&T Wireless Group sells, disposes or retires assets, the related gains or losses are included in operating results.

          During 1998, AT&T Wireless Group completed a review of the estimated service lives of certain wireless communications equipment. As a result, effective January 1, 1998, the estimated service lives of such equipment were changed from 12 years to varying periods ranging primarily from seven to ten years, with certain assets being changed to 15 years, depending on the nature of the equipment. The net impact of these changes to 1998 results was an annual increase in depreciation expense of approximately $42 and an annual reduction in net income of approximately $26. See Note 14 for further discussion associated with an additional change in depreciable lives.

      Software Capitalization

          AT&T Wireless Group capitalizes certain direct development costs associated with internal-use software, including external direct costs of materials and services, and payroll costs for employees devoting time to the software projects. These costs are included within other assets and are amortized over a period not to exceed five years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. AT&T Wireless Group also capitalizes initial operating-system software costs and amortizes them over the life of the associated hardware.

          AT&T Wireless Group also capitalizes costs associated with the development of application software incurred from the time technological feasibility is established until the software is ready to provide service to customers. These capitalized costs are included in property, plant and equipment and are amortized over a useful life not to exceed five years.

      Licensing Costs

          Licensing costs are primarily incurred to acquire cellular (850 megahertz) and PCS (1900 megahertz) licenses. In addition, licensing costs include costs incurred to acquire 38 gigahertz and 2.3 gigahertz licenses. Amortization begins with the commencement of service to customers and is computed using the straight-line method over periods of 35 or 40 years.

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      2.  Summary  of  Significant   Accounting  Policies  (Continued)

      Capitalized Interest

          AT&T Wireless Group capitalizes interest which is applicable to the construction of additions to property, plant, and equipment and the acquisitions of licenses until the assets are placed into service. These costs are amortized over the related assets' estimated useful lives.

      Investments

          Investments in which AT&T Wireless Group, primarily held by AWS and AWPCS, exercises significant influence but which AT&T Wireless Group does not control are accounted for under the equity method. Under the equity method, investments are stated at initial cost and are adjusted for AT&T Wireless Group's subsequent contributions and its share of earnings or losses, and distributions. The excess of the carrying value of investment over the underlying book value of the investee's net assets is being amortized over periods ranging from 20 to 40 years.

            Investments   in  which  AT&T  Wireless  Group  has  no  significant
      influence over the investee are accounted for under the cost method. Investments covered under the scope of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," are classified as "available for sale" and are carried at fair value. Unrealized gains or losses, net of tax, are included within combined attributed net assets as "Net revaluation of investments".

      Goodwill

          Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as a purchase. Goodwill is amortized on a straight-line basis over periods not exceeding 40 years.

      Valuation of Long-Lived Assets

          Long-lived assets such as property, plant and equipment, licensing costs, goodwill, investments and capitalized software are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets AT&T Wireless Group intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets AT&T Wireless Group intends to dispose of, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets. In addition, in accordance with Accounting Principles Board Opinion No. 17, "Intangible Assets", AT&T Wireless Group continues to evaluate the amortization periods to determine whether events or circumstances warrant revised amortization periods. Additionally, AT&T Wireless Group periodically evaluates the useful lives of its wireless communications systems and other equipment based on changes in technological and industry conditions.

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      2.  Summary  of  Significant   Accounting  Policies  (Continued)

      Revenue Recognition

          Wireless services revenue is recognized based upon minutes of traffic processed and contracted fees. Customer activation fees, along with the related costs, are deferred and amortized over the customer relationship period. The revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services. During 2000, we adopted Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". The adoption did not have a material impact on our results of operations or financial condition.

      Advertising and Promotional Costs

          Costs  of  advertising   and  promotions  are  expensed  as  incurred.
      Advertising and promotional expenses were $618, $386, and $344, in 2000, 1999 and 1998, respectively.

      Income Taxes

         AT&T Wireless Group is not a separate taxable entity for federal and state income tax purposes and its results of operations are included in the consolidated federal and state income tax returns of AT&T and its affiliates. AT&T Wireless Group's provision or benefit for income taxes is based upon its contribution to the overall income tax liability of AT&T and its affiliates as described in Note 1.

      Issuance of Common Stock By Affiliates

          Changes in AT&T Wireless Group's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such entity, are recognized as increases or decreases in combined attributed net assets.

      Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as the allowance for doubtful accounts, depreciation and amortization, taxes, valuation of investments and asset impairment and restructuring charges.

      Reclassifications

          Certain reclassifications have been made to prior year amounts to conform with current year presentations.

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      2.  Summary  of  Significant   Accounting  Policies  (Continued)

      Concentrations

          AT&T Wireless Group purchases a substantial portion of its wireless infrastructure equipment from three major suppliers. Additionally, four primary vendors provide AT&T Wireless Group's multi-network handsets. Further, AT&T Wireless Group relies on one vendor to provide substantially all of its billing services. Loss of any of these suppliers could adversely impact operations temporarily until a comparable substitute could be found. AT&T Wireless Group does not have a concentration of available sources of labor or services, nor does AT&T Wireless Group have any significant concentration of business transacted with a particular customer, that could, if suddenly eliminated, severely impact operations.

      3. Recent Accounting Pronouncements

          In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--A Replacement of FASB No. 125". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under these standards, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. AT&T Wireless Group does not expect that the adoption of SFAS No. 140 will have a material impact on its results of operations, financial position or cash flows.

          In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No.
      137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For AT&T Wireless Group, this means that the standard must be adopted no later than January 1, 2001. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. This statement provides clarification with regard to certain implementation issues under SFAS No. 133 on specific types of hedges. The adoption of SFAS No. 133 in January 2001, did not have a material impact to the AT&T Wireless Group's results of operations, financial position or cash flows. In addition, based on the types of contracts we currently have, AT&T Wireless Group does not anticipate that this standard will have a material impact on future results of AT&T Wireless Group.

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      4. Acquisitions and Dispositions

          During 2000, 1999 and 1998, AT&T Wireless Group, through AWS, AWPCS and Winston, completed certain transactions as part of its overall strategy to expand its wireless footprint and divest itself of non core interests. The net pretax gains recognized were $362, $99 and $600 in 2000, 1999 and 1998, respectively. The pretax gains and losses from the sale and exchange transactions are included in "Other income" in the accompanying combined statements of operations. A summary of the significant transactions follows.

          In November 1998, AT&T Wireless Group, through AWS, and BellSouth combined their jointly owned cellular properties in Los Angeles, Houston and Galveston, Texas, plus cash, to form AB Cellular Holding, LLC (AB Cellular), which owned, controlled and supervised all three properties. AT&T Wireless Group held a 55.62% equity interest in AB Cellular, however, held a 50% voting interest, therefore, this investment was accounted for under the equity method. Pursuant to the AB Cellular Limited Liability Company Agreement, there were redemption provisions that allowed BellSouth, commencing in December 2000, to alter the ownership structure of AB Cellular pursuant to one of three options. On December 4, 2000, BellSouth announced its election to have AB Cellular exercise its option to redeem AT&T Wireless Group's 55.62% equity interest. On December 29, 2000, AB Cellular completed the redemption of AT&T Wireless Group's 55.62% equity interest in AB Cellular, and in exchange, AT&T Wireless Group, through AWS, received 100% of the net assets of the Los Angeles cellular property. As a result of the redemption, AB Cellular recognized a significant gain on the transaction based on the estimated fair value of the net assets of the Los Angeles cellular property on the date of redemption. AT&T Wireless Group's net equity earnings for the year ended December 31, 2000, included $372 reflecting its proportionate share of the gain. The net assets of the Los Angeles cellular property were recorded at fair value and resulted in a pretax loss of $184 to AT&T Wireless Group. The excess of the fair value of the Los Angeles cellular property over the fair value of net tangible assets received, based on a preliminary allocation, totaled $3,174 and has been assigned to licensing costs, goodwill and other intangible assets and is being amortized over periods of five to 40 years. We may make refinements to the allocation of the fair value of assets acquired in future periods as the related fair value appraisals of certain assets and liabilities are finalized. As a result of this transaction, AT&T Wireless Group's results include a non-cash reduction to investments of $3,756, associated with the redemption of its equity interest in AB Cellular.

          On November 13, 2000, TeleCorp PCS, Inc. (Telecorp) completed its merger agreement with Tritel, Inc., as part of a stock transaction. Pursuant to the terms of the agreement, each company merged with a separate newly formed subsidiary of a new holding company named TeleCorp PCS, Inc., upon consummation of the transaction. Prior to the merger, AT&T Wireless Group, through AWPCS, held equity interests in each of TeleCorp and Tritel which were both affiliates of AT&T Wireless Group. In connection with the merger, AT&T Wireless Group contributed to TeleCorp PCS, Inc., rights to acquire wireless licenses in Wisconsin and Iowa, paid approximately $20 in cash and extended the term of its brand license agreement through July 2005, in exchange for approximately 9.3 million

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      4. Acquisitions and Dispositions (Continued)

      additional common shares in the newly combined company. This transaction brought AT&T Wireless Group's equity stake in the combined company to approximately 23%, assuming the conversion of all currently convertible preferred stock to common stock. In a separate transaction with TeleCorp, AT&T Wireless Group, through AWPCS, completed an exchange of certain wireless licenses and rights to acquire additional licenses in the Wisconsin and Iowa markets, as well as made a cash payment of approximately $80. In return, AT&T Wireless Group received TeleCorp's PCS licenses and wireless systems in several New England markets. The acquisition of the wireless systems was recorded as a purchase. Accordingly, the operating results have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate fair value of total assets acquired over the fair value of net tangible assets acquired, based on a preliminary allocation, totaled $268 and has been assigned to licensing costs, goodwill and other intangible assets and is being amortized over periods of five to 40 years. AT&T Wireless Group recognized a pretax gain of $379 associated with these transactions.

          On October 2, 2000, AT&T Wireless Group, through AWPCS, completed its acquisition of a wireless system in Indianapolis for approximately $530 in cash. The transaction was recorded as a purchase. Accordingly, the operating results of Indianapolis have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate purchase price over the fair value of net tangible assets acquired, based on a preliminary allocation, totaled $494 and has been assigned to licensing costs, goodwill and other intangible assets and is being amortized over periods of five to 40 years. We may make refinements to the allocations of the purchase prices in future periods as the related fair value appraisals of certain assets and liabilities are finalized.

          On June 19, 2000, AT&T Wireless Group announced that it had signed definitive agreements to acquire wireless systems in the San Francisco Bay Area, San Diego and Houston. On December 29, 2000, AT&T Wireless Group, through AWS and AWPCS, completed the acquisition of the wireless system in Houston for approximately $1.0 billion in cash. On September 29, 2000, AT&T Wireless Group, through AWS, completed the acquisition of the wireless system in San Diego, for approximately $500 in cash. On June 29, 2000, AT&T Wireless Group, through AWS, completed the acquisition of Vodafone Airtouch plc's 50% partnership interest in CMT Partners (the Bay Area Properties), which holds a controlling interest in five Bay Area markets including San Francisco and San Jose, for approximately $1.8 billion in cash, thereby giving AT&T Wireless Group a 100% ownership interest in this partnership. These transactions were recorded as purchases. Accordingly, the operating results of the acquired entities have been included in the accompanying combined financial statements since their dates of acquisition. The excess of aggregate purchase price over the fair value of net tangible assets acquired, based on preliminary allocations, totaled $3,082 and has been assigned to licensing costs, goodwill and other intangible assets and is being amortized over periods of five to 40 years. We may make refinements to the allocations of the purchase prices in future periods as the related fair value appraisals of certain assets and liabilities are finalized. Prior to consummation of this transaction, AT&T Wireless Group's 50% ownership interest in CMT

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      4. Acquisitions and Dispositions (Continued)

      Partners was accounted for as an equity investment. As a result of the transaction, $190 was reclassified from investments to goodwill on the accompanying combined balance sheet.

            On June 1, 2000, AT&T Wireless Group, through AWS, completed its acquisition of the assets of Wireless One Network, L.P., for $859 in cash, acquiring wireless systems in Northwest and Southwest Florida. The transaction was recorded as a purchase. Accordingly, the operating results of Wireless One Network, L.P., have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate purchase price over the fair value of net tangible assets acquired totaled $792 and has been assigned to licensing costs, goodwill and other intangible assets and is being amortized over periods of five to 40 years.

          In June 2000, AT&T Wireless Group, through AWS, sold its interest in two equity investments for cash resulting in pretax gains of approximately $141.

          On August 2, 1999, AT&T, through AWPCS, completed its acquisition of Honolulu Cellular Telephone Company for $194 in cash. AT&T contributed its interest in Honolulu Cellular to AT&T Wireless Group as of the acquisition date. This transaction was accounted for as a purchase. Accordingly, the operating results of Honolulu Cellular Telephone Company have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate purchase price over the fair value of net tangible assets acquired totaled $154, and has been allocated to licensing costs and goodwill and is being amortized over 40 years.

          On May 3, 1999, AT&T, through Winston, acquired Vanguard Cellular Systems, Inc. (Vanguard) and has contributed its interest in Vanguard to AT&T Wireless Group as of the date of acquisition. Under the agreement, each Vanguard shareholder was entitled to elect to receive either cash or AT&T stock in exchange for their Vanguard shares subject to the limitation that the overall consideration would consist of 50% AT&T stock and 50% cash. Consummation of the merger resulted in the issuance of approximately
      12.6 million AT&T shares and payment of $485 in cash. In addition, Vanguard had approximately $550 in debt, which was subsequently repaid by AT&T. The merger with Vanguard was recorded as a purchase. Accordingly the operating results of Vanguard have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate purchase price over the fair value of net tangible assets acquired totaled $1,436 and has been assigned to licensing costs, goodwill and other intangible assets and is being amortized over periods of five to 40 years. Additionally, AT&T Wireless Group recorded $241 in deferred tax liabilities associated with this transaction.

          In April 1999, AT&T Wireless Group, through AWS, acquired Bakersfield Cellular Telephone Company in exchange for several cellular markets in Texas and cash of $77. The acquisition was accounted for as a purchase. The excess of aggregate purchase price, including markets exchanged, over the fair value of net tangible assets acquired totaled $104, and has been allocated to licensing costs and goodwill and is being amortized over 40 years.

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      4. Acquisitions and Dispositions (Continued)

          In addition to the acquisitions of Honolulu Cellular, Vanguard and Bakersfield Cellular, AT&T Wireless Group, through AWS and other direct subsidiaries of AT&T, acquired other cellular markets in Utah, Oregon, California, Idaho, and Louisiana during 1999. All of these acquisitions were accounted for as purchases. The excess of aggregate purchase prices over the fair value of net tangible assets acquired totaled $220, and has been allocated to licensing costs and is being amortized over 40 years.

          In June 1999, AT&T Wireless Group, through AWS, sold its interest in WOOD-TV for cash resulting in a pretax gain of $88.

          In May 1999, AT&T Wireless Group, through AWPCS, sold its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to TeleCorp PCS, Inc. for cash and preferred stock of TeleCorp resulting in a pretax gain of $11.

          In the fourth quarter of 1998, AT&T Wireless Group, through AWPCS, sold its net assets in the geographic area of Norfolk, Virginia, including a portion of the PCS license, to Triton PCS Holdings, Inc. for cash and preferred stock of Triton resulting in a pretax gain of $29.

          Also in the fourth quarter of 1998, AT&T Wireless Group, through AWPCS, sold a portion of its net assets in the geographic areas of Cincinnati and Dayton, Ohio, including portions of the PCS licenses, to Cincinnati Bell Wireless, LLC for cash and an ownership interest. A pretax gain of $24 was recognized on this transaction.

          On October 2,1998, AT&T Wireless Group, through AWS, sold its one-way messaging services business and a narrowband PCS license to Metrocall, Inc. in exchange for cash and preferred stock of Metrocall. A pretax loss of $5 was recognized on this transaction. AT&T Wireless Group subsequently distributed its investment in the preferred stock of Metrocall to AT&T.

          In the second quarter of 1998, AT&T Wireless Group, through AWS, sold, for cash, its interest in two equity investments and recognized pretax gains of $195.

          In the first quarter of 1998, AT&T Wireless Group, through AWS, sold, for cash, its equity interest in LIN Television Corp. and recognized a pretax gain of $342.

      5. Asset Impairment and Restructuring Charges

          During the fourth quarter of 1999, AT&T Wireless Group recorded a $531 asset impairment charge primarily associated with the planned disposal of certain wireless communications equipment resulting from a program to increase capacity and operating efficiency of the wireless network. As part of a multi-vendor program, contracts have been executed with certain vendors to replace significant portions of the wireless infrastructure equipment in the Western United States and the metropolitan New York markets. The program is intended to provide AT&T Wireless Group with the newest technology available and allow it to evolve to new next-generation digital technology, which is designed to provide high-speed data capabilities.

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      5. Asset Impairment and Restructuring Charges (Continued)

          The planned disposal of the existing wireless infrastructure equipment required an evaluation of asset impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," to write-down these assets to their fair value, which was estimated by discounting the expected future cash flows to be generated by these assets from their use and eventual disposition through the date of disposal. Since the assets will remain in service from the date of the decision to dispose of these assets to the disposal date, the impairment has been recorded as accumulated depreciation and the remaining net book value of the assets will be depreciated over this shortened period. As of December 31, 2000, approximately $320 of the asset impairment reserve has been utilized for assets that have been disposed of and written off. The remaining net book value of these assets was approximately $23 at December 31, 2000, which will be depreciated over an estimated remaining useful life of 3 months.

          During 1998, AT&T Wireless Group recorded a pretax asset impairment charge of $120, which represented the write-down of unrecoverable assets associated with nonstrategic businesses.

      6. Supplementary Financial Information

                   Supplementary Income Statement Information
                                                           For Ihe Years Ended
                                                               December 31,
                                                            2000   1999   1998
                                                            ----   ----   ----
      Other income:
        Interest income                                     $146   $  4   $ 15
        Minority interests in consolidated subsidiaries       28     17     35
        Net gains on sale/exchange of businesses and
          investments                                        362     99    600
        Miscellaneous, net                                    (2)     2     --
                                                            ----   ----   ----
          Total Other Income                                $534   $122   $650
                                                            ----   ----   ----

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      6. Supplementary Financial Information (Continued)

                     Supplementary Balance Sheet Information

                                                              At December 31,
                                                              2000      1999
                                                            --------  --------
      Property, plant and equipment, net:
        Wireless communications systems and other equipment $14,319   $10,127
        Land, buildings and improvements                        316       255
                                                            -------   -------
          Total property, plant and equipment                14,635    10,382
                                                            -------   -------
        Accumulated depreciation                             (4,743)   (4,033)
                                                            -------   -------
        Property, plant and equipment, net                  $ 9,892   $ 6,349
                                                            -------   -------
      Goodwill and other assets, net:
        Goodwill                                            $ 4,937   $ 2,303
        Accumulated amortization                               (241)     (168)
                                                            -------   -------
        Goodwill, net                                         4,696     2,135
                                                            -------   -------
        Other assets                                          1,384       544
        Accumulated amortization                               (264)     (217)
                                                            -------   -------
        Other assets, net                                     1,120       327
                                                            -------   -------
        Goodwill and other assets, net                      $ 5,816   $ 2,462
                                                            -------   -------
      Included in other current liabilities:
        Advertising and promotion accruals                  $   179   $   162
        Business tax accruals                                   258       139


                      Supplementary Cash Flow Information

                                                            For the Years Ended
                                                                December 31,
                                                            -------------------
                                                            2000   1999   1998
                                                            ----   ----   ----
      Interest payments, net of amounts capitalized         $ 85   $136   $120
      Income tax (refunds) payments                         (202)   (41)   177

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      7. Investments

          AT&T Wireless Group, primarily through AWS and AWPCS, holds investments in ventures and partnerships that provide AT&T Wireless Group access to additional domestic and international wireless markets. Substantially all of these investments are accounted for under the equity method.

          At December 31, 2000 and 1999, AT&T Wireless Group had equity method investments of $3,080 and $4,409, respectively. Amortization of excess carrying value of $25, $19 and $52 in 2000, 1999 and 1998, respectively, is reflected as a component of net equity earnings in the accompanying combined statements of operations. At December 31, 2000 and 1999, the carrying value of investments accounted for under the equity method exceeded our share of the underlying reported net assets by approximately $446 and $551, respectively. AT&T Wireless Group received distributions based on its equity interest in these investments of $201, $232 and $233 for the years ended December 31, 2000, 1999 and 1998, respectively.

          Ownership of significant equity investments is as follows:
                                                       At December 31,
                                                  -------------------------
                                                       2000       1999
                                                  ------------ ------------
AB Cellular                                         N/A    (1)  55.62%  (1)
CMT Partners                                        N/A    (2)  50.00%  (2)
ACC Acquisitions, LLC                              50.00%  (3)   N/A    (3)
Triton PCS Holdings, Inc                           16.71%  (4)  16.80%  (4)
TeleCorp PCS, Inc.                                 22.99%  (5)  15.67%  (5)
Tritel, Inc                                         N/A    (6)  21.64%  (6)
Cincinnati Bell Wireless, LLC                      19.90%  (7)  19.90%  (7)
Alaska Native Wireless, LLC                        39.90%  (8)   N/A    (8)
Rogers Wireless Communications, Inc                16.65%  (9)  16.65%  (9)
Japan Telecom                                       5.00  (10)   N/A   (10)
EuroTel Praha, spol. s.r.o                         24.50% (11)   N/A   (11)
Far EasTone Telecommunications, ltd                22.70% (12)  13.87% (12)
----------
      (1) See Note 4 for further discussion related to the redemption of AT&T Wireless Group's equity interest in AB Cellular in December 2000.

      (2) See Note 4 related to AT&T Wireless Group's acquisition of the remaining 50% interest in CMT Partners in June 2000.

      (3) On February 28, 2000, AWS and Dobson Communications Corporation (Dobson) acquired American Cellular Corporation, through a joint venture, ACC Acquisitions, LLC, for approximately $2.4 billion. AT&T contributed cash equal to AWS' interest in the joint venture to AT&T Wireless Group as of the date of the acquisition. The acquisition was funded with non-recourse bank debt by the joint venture and cash equity contributions of approximately $400 from each of the two partners. Dobson is responsible for day-to-day management of the joint venture, which is equally owned and jointly controlled by Dobson and AT&T Wireless Group. Accordingly, this investment is accounted for as an equity method investment in the accompanying combined financial statements.

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      7. Investments (Continued)

      (4) During 1998, AT&T Wireless Group, through AWPCS, entered into a venture with Triton PCS Holdings, Inc. to build and operate digital wireless networks in the Southeast and MidAtlantic areas of the United States. AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a non-cash reclassification of license balances of approximately $101 to investments. Additionally during the fourth quarter of 1998, AT&T Wireless Group, through AWPCS, sold its net assets in the geographic area of Norfolk, Virginia, including a portion of the PCS license, to Triton for cash and preferred stock. Ownership percentages reflect AT&T Wireless Group's ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, AT&T Wireless Group, through AWPCS, holds redeemable preferred shares in this investment, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights.

      (5) During 1998, AT&T Wireless Group, through AWPCS, entered into a venture with TeleCorp PCS, Inc. to build and operate digital wireless networks in portions of New England and the Midwestern and Southeastern United States. AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a non-cash reclassification of license balances of approximately $40 to investments. Additionally in May 1999, AT&T Wireless Group sold, through AWPCS, its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to TeleCorp for cash and preferred stock. In November 2000, Telecorp completed a merger with Tritel. See Note 4 regarding the discussion of the merger. Ownership percentages reflect AT&T Wireless Group's ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, AT&T Wireless Group holds, through AWPCS, redeemable preferred shares in this investment, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights.

      (6) In January 1999, AT&T Wireless Group, through AWPCS, entered into a venture with Tritel, Inc. to build and operate a digital wireless network across parts of the Southwestern United States. AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a non-cash reclassification of license balances of approximately $94 to investments. In November 2000, Telecorp completed a merger with Tritel. See Note 4 regarding the discussion of the merger. The
          December 31, 1999, ownership percentage reflected AT&T Wireless Group's ownership of common stock, assuming conversion of all convertible preferred shares, as of December 31, 1999, to common stock. In addition, the AT&T Wireless Group, through AWPCS, held redeemable preferred shares as of December 31, 1999, in this investment, which were not convertible to common stock. These preferred shares had certain liquidation preference rights.

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      7. Investments (Continued)

      (7) During the fourth quarter of 1998, AT&T Wireless Group sold, through AWPCS, a portion of its net assets in the geographic areas of Cincinnati and Dayton, Ohio, including portions of the PCS licenses, to Cincinnati Bell Wireless, LLC for cash and an ownership interest. The effect of this transaction resulted in a non-cash reclassification of license balances of approximately $20 to investments.

      (8) During November 2000, AT&T Wireless Group, through AWPCS, joined with others in the formation of a venture, Alaska Native Wireless, LLC, which participated in the Federal Communication Commissions' recent auction of license spectrum in the 1900 megahertz band, which is used to provide wireless services. AT&T Wireless Group provided funding to the joint venture through a combination of a non-controlling equity interest and debt securities of Alaska Native Wireless totaling approximately $229 as of December 31, 2000. AT&T Wireless Group has made certain future commitments related to this joint venture. See
          Note 12 for further discussion of outstanding commitments.

      (9) In August 1999, AT&T and British Telecommunications plc through a newly created joint venture acquired a 33.3% ownership interest in Rogers Wireless Communications, Inc., formerly Rogers Cantel Mobile Communications, Inc., for approximately $934 in cash. AT&T contributed its interest in the joint venture to AT&T Wireless Group as of the date of acquisition. The investment is owned equally by AT&T Wireless Group, through AWS, and British Telecommunications plc. This investment is accounted for under the equity method because of our ability to elect certain members of the board of directors of this entity, which we believe provides us with significant influence.

      (10)In the first quarter of 2000, AT&T Wireless Group was allocated one-half of AT&T's interest in Japan Telecom, which is held through a joint venture with British Telecommunications plc. This investment is accounted for under the equity method because of our ability to elect certain members of the board of directors of this entity, which we believe provides us with significant influence. See Note 14 for discussion of subsequent events associated with Japan Telecom.

      (11)On October 2, 2000, AT&T Wireless Group, through AWS, completed its acquisition of several interests in international ventures, including Eurotel Praha in the Czech Republic, acquired by AT&T as a result of its acquisition of MediaOne in June 2000. AT&T Wireless Group acquired these interests from AT&T for approximately $1 billion in cash, which was determined based upon a third party valuation. Additionally, AT&T Wireless Group assumed deferred tax liabilities totaling approximately $200 which were transferred from AT&T.

      (12)On December 8, 2000, AT&T Wireless Group, through AWS, exercised its options to purchase additional shares of stock in its equity investment in Far EasTone Telecommunications, ltd. AT&T Wireless Group paid approximately $205 for the additional shares and increased its ownership percentage to 22.70%.

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      7. Investments (Continued)

          The combined results of operations and the financial position of the significant equity method investments are summarized below.

                     Condensed Income Statement Information

                                                    For the Years Ended
                                                        December 31,
                                                 --------------------------
                                                   2000     1999     1998
                                                 -------- -------- --------
      Revenue                                    $15,221  $ 3,466  $ 2,065
      Operating income (loss)                        287     (141)     448
      Net income (loss)                            1,002     (190)     453

          Condensed income statement information includes the results of AB Cellular and CMT Partners prior to their consolidation by AT&T Wireless Group. The net income in 2000 includes the gain recognized by AB Cellular associated with the redemption of AT&T Wireless Group's equity interest in December 2000.

                       Condensed Balance Sheet Information

                                                                As of
                                                             December 31,
                                                           ----------------
                                                             2000     1999
                                                           -------  -------

      Current assets                                       $ 4,024  $ 2,900
      Noncurrent assets                                     21,792    8,867
      Current liabilities                                    2,439    1,215
      Noncurrent liabilities                                10,008    3,131

          Current assets are comprised primarily of cash, accounts receivable and other current assets. Noncurrent assets are comprised primarily of net goodwill and other assets, net licenses and net property, plant and equipment. Current liabilities are comprised primarily of operating accruals and accounts payable. Noncurrent liabilities are comprised primarily of long-term debt and deferred income taxes.

          AT&T Wireless Group also has investments accounted for under the cost method of accounting. Under this method, investments are stated at cost, and earnings are recognized to the extent distributions are received in excess of accumulated earnings of the investee. Distributions received in excess of accumulated earnings are recognized as a reduction of our investment balance. These investments, which are covered under the scope of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," are classified as "available-for-sale" and are carried at fair value with any unrealized gain or loss, net of tax, being included within our other comprehensive income as a component of combined attributed net assets.

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      8. Income Taxes

          AT&T Wireless Group is not a separate taxable entity for federal and state income tax purposes and its results of operations are included in the consolidated federal and state income tax returns of AT&T and its affiliates, as described in Note 1. The following table shows the principal reasons for the difference between the effective income tax rate and the United States federal statutory income tax rate:

                                                        For the Years Ended
                                                            December 31,
                                                       ------ ------ ------
                                                        2000   1999   1998
                                                       ------ ------ ------
U.S. federal statutory income tax rate                    35%    35%    35%
Federal income tax at statutory rate                   $ 144  $(238) $  65
State and local income taxes, net of federal
  income tax effect                                       --    (20)     5
Dividends received deduction                              --     --     (2)
Amortization of intangibles                               19     17     12
Sale of foreign investment                               (31)    --     --
Change in valuation allowance and other estimates         --    (50)   (17)
Other differences, net                                     9     (3)    (4)
                                                       ------ ------ ------
Provision (benefit) for income taxes                   $ 141  $(294) $  59
                                                       ------ ------ ------
Effective income tax rate                               34.1%  43.2%  31.6%
 Provision (benefit) for income taxes:
   Current:
     Federal                                           $(370) $(207) $  83
     State and local                                     (74)    (2)    15
                                                       ------ ------ ------
                                                        (444)  (209)    98
                                                       ------ ------ ------
   Deferred:
     Federal                                           $ 499  $ (41) $ (38)
     State and local                                      86    (44)    (1)
                                                       ------ ------ ------
                                                       $ 585  $ (85) $ (39)
                                                       ------ ------ ------
Provision (benefit) for income taxes                   $ 141  $(294) $  59
                                                       ------ ------ ------

          Deferred income tax liabilities are taxes AT&T Wireless Group expects to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax bases of certain assets and liabilities.

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      8. Income Taxes (Continued)

          Deferred income tax liabilities and assets consist of the following:

                                                                                            At December 31,
                                                                                            --------------
                                                                                             2000    1999
                                                                                            ------  ------
          Long-term deferred income tax liabilities:
           Property, plant and equipment and licenses                                     $(3,618)  $(3,246)
           Investments                                                                       (989)     (508)
           Other                                                                              (74)      (49)
                                                                                          -------   -------
             Total long-term deferred income tax liabilities                              $(4,681)  $(3,803)
                                                                                          -------   -------
          Long-term deferred income tax assets:
           Net operating loss/credit carryforwards                                        $    37   $    65
           Valuation allowance                                                                (15)      (12)
                                                                                          -------   -------
             Total net long-term deferred income tax assets                                    22   $    53
                                                                                          -------   -------
          Net long-term deferred income tax liabilities                                   $(4,659)  $(3,750)
                                                                                          -------   -------
          Current deferred income tax liabilities:
             Total current deferred income tax liabilities                                $    --   $    --
                                                                                          -------   -------
          Current deferred income tax assets:
           Employee benefits                                                              $    11   $    11
           Reserves and allowances                                                             65       101
           Other                                                                               17        15
                                                                                          -------   -------
             Total current deferred income tax assets                                     $    93   $   127
                                                                                           -------  --------
          Current deferred income tax assets                                              $    93   $   127
                                                                                          --------  --------

          At December 31, 2000, AT&T Wireless Group had net operating loss carryforwards for federal and state income tax purposes of $21 and $619, respectively, expiring through 2019. AT&T Wireless Group also has federal tax credit carryforwards of $29 which are not subject to expiration. AT&T Wireless Group recorded a valuation allowance to reflect the estimated amount of deferred tax assets which, more likely than not, will not be realized by AT&T Wireless Group.

          The realization of AT&T Wireless Group's deferred tax assets is not dependent upon the consolidated tax group of AT&T. On a stand alone, separate company basis, AT&T Wireless Group has sufficient reversing taxable temporary differences to warrant recognition of its deferred tax assets without the need for any additional valuation allowance. AT&T Wireless Group received payments under its tax sharing arrangement with AT&T for the net domestic tax losses and credits it had generated. These payments were recorded as a reduction to the related deferred tax assets.

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      8. Income Taxes (Continued)

          AT&T previously announced that it intends to split-off AT&T Wireless Group (see Note 1). If it were determined that the split-off failed to qualify as a tax-free transaction, a tax liability would be created which would have a material effect on AT&T Wireless Group. In addition, there may be tax costs associated with the split-off that result from AT&T Wireless Group ceasing to be a member of the AT&T consolidated tax return group, as well as from pre-split transactions, If incurred, these costs could be material to AT&T Wireless Group's results.

      9. Employee Benefit Plan

          AT&T Wireless Group sponsors a savings plan for the majority of its employees. The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. The plan matches a percentage of employee contributions up to certain limits. In addition, AT&T Wireless Group may make discretionary or profit sharing contributions. Contributions amounted to $60, $37 and $31 in 2000, 1999 and 1998, respectively.

      10. Stock-Based Compensation Plans

          Under the AT&T 1997 Long-term Incentive Program (Program), which was effective June 1, 1997, and amended on May 19, 1999 and on March 14, 2000, AT&T grants stock options, performance shares, restricted stock and other awards on AT&T common stock as well as stock options on AT&T Wireless Group tracking stock.

          Under the Program, there were 150 million shares of common stock available for grant with a maximum of 22.5 million common shares that could be used for awards other than stock options. Beginning with January 1, 2000, the remaining shares available for grant at December 31, of the prior year, plus 1.75% of the shares of AT&T common stock outstanding on January 1 of each year become available for grant. There is a maximum of
      37.5 million shares that may be used for awards other than stock options. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over three or four years and are exercisable up to 10 years from the date of grant.

          Under the Program, performance share units are awarded to key employees in the form of either common stock or cash at the end of a three-year period based on AT&T's total shareholder return and certain financial performance targets. Under the 1987 Long-term Incentive Program, performance share units with the same terms were also awarded to key employees based on AT&T's return-to-equity performance compared with a target.

                               AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      10. Stock-Based Compensation Plans (Continued)

          On April 27, 2000 AT&T created a new class of stock and completed an offering of AT&T Wireless Group tracking stock. Under the Program as amended on March 14, 2000, 5% of the outstanding AT&T Wireless Group tracking shares became available for grant with a maximum of 1.25% of the outstanding shares that may be used for awards other than options. Beginning with January 1, 2001 the remaining AT&T Wireless Group shares available for grant at December 31 of the prior year plus 2.0% of outstanding AT&T Wireless Group tracking shares on January 1 of each year become available for grant. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over two to three and one half years and are exercisable up to 10 years from the date of grant. In 2000 there were no grants of awards other than stock options. On April 27, 2000, AT&T granted AT&T Wireless Group tracking stock options to substantially all AT&T and AT&T Wireless Group employees.

          Under the AT&T 1996 Employee Stock Purchase Plan (Plan), which was effective July 1, 1996, AT&T is authorized to issue up to 75 million shares of AT&T common stock to its eligible employees. Under the terms of the Plan, employees may have up to 10% of their earnings withheld to purchase AT&T's common stock. The purchase price of the stock on the date of exercise is 85% of the average high and low sale prices of shares on the New York Stock Exchange for that day. Under the Plan, AT&T sold approximately 1,127 thousand shares to AT&T Wireless Group employees in 2000, approximately 424 thousand shares in 1999 and approximately 535 thousand shares in 1998.

          AT&T and AT&T Wireless Group apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for performance-based and restricted stock awards and stock appreciation rights (SARs). Compensation costs charged against AT&T Wireless Group's results of operations for AT&T performance-based awards, restricted stock awards and SARs for AT&T Wireless Group employees were not material in any periods presented.

          AT&T and AT&T Wireless Group have adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." If AT&T Wireless Group had elected to recognize compensation costs based on the fair value at the date of grant for AT&T awards granted to AT&T Wireless Group employees in 2000, 1999 and 1998, and for AT&T Wireless Group awards granted to AT&T Wireless Group employees in 2000, consistent with the provisions of SFAS No. 123, AT&T Wireless Group's net income
      (loss) would have been adjusted to reflect additional compensation expense resulting in the following pro forma amounts:

                                                      For the Years Ended
                                                         December 31,
                                                      -------------------
                                                       2000   1999   1998
                                                       ----   ----   ----
               Net Income (loss)                       $481  $(464)  $127

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      10. Stock-Based Compensation Plans (Continued)


          The pro forma effect on net income for 1998 may not be representative of the pro forma effect on net income (loss) of future years because the SFAS No. 123 method of accounting for pro forma compensation expense has not been applied to options granted prior to January 1, 1995, as all such options were fully vested by the end of 1998.

          There were approximately 53,308 thousand AT&T Wireless Group stock options granted to AT&T Wireless Group employees during 2000. At the date of grant the weighted- average exercise price of these options granted was $29.23. The weighted-average fair value at date of grant was $14.43 and was estimated using the Black-Scholes option-pricing model. The following weighted-average assumptions were applied: (i) expected volatility rate of 55.0%, (ii) expected life of 4 years and (iii) risk-free interest rate of 6.52%.

          AT&T granted approximately 1,082 thousand, 9,438 thousand and 10,503 thousand stock options to AT&T Wireless Group employees during 2000, 1999 and 1998, respectively. At the date of grant, the weighted-average exercise price for AT&T options granted to AT&T Wireless Group employees during 2000, 1999 and 1998 were $48.05, $59.35 and $41.86, respectively.
      The weighted-average fair values at date of grant for AT&T options granted to AT&T Wireless Group employees during 2000, 1999 and 1998 were $14.26, $15.36 and $9.80, respectively, and were estimated using the Black-Scholes option-pricing model. The following weighted-average assumptions were applied for 2000, 1999 and 1998, respectively: (i) expected dividend yields of 1.7%, 1.7% and 2.1%, (ii) expected volatility rates of 31.2%, 27.2% and 23.8%, and (iii) risk-free interest rates of 6.69%, 4.71% and 5.27% and (iv) expected lives of 3.9 years, 4.9 years and 4.5 years.

      11. Fair Values of Financial Instruments

          The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other current liabilities are a reasonable estimate of their fair value due to the short-term nature of these instruments. The fair value of the short-term and long-term debt due to AT&T approximates its carrying value.

      12.Commitments and Contingencies

          In the normal course of business, AT&T Wireless Group is subject to proceedings, lawsuits and other claims. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, AT&T Wireless Group is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 2000. AT&T Wireless Group also makes routine filings with the Federal Communications Commission and state regulatory authorities. These matters could affect the operating results of any one quarter when resolved in future periods. However, AT&T Wireless Group believes that after final disposition any monetary liability or financial impact to us beyond that provided for at year-end would not be material to our annual combined financial statements.

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      12. Commitments and Contingencies (Continued)

          During January 2001, AT&T closed its previously announced agreement with DoCoMo. Pursuant to this agreement, DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if AT&T does not complete the split-off by specified dates beginning January 1, 2002, or if AT&T Wireless Group fails to meet specified technological milestones. See Note 1 for further discussion related to the DoCoMo investment.

          AT&T Wireless Group has entered into various purchase commitments for network equipment as well as handsets, related to the development of its next-generation strategy. Those commitments totaled $432 as of December 31, 2000. These commitments expire between 2001 and 2004.

          During November 2000, AT&T Wireless Group joined with others in the formation of a venture, Alaska Native Wireless, which participated in the Federal Communication Commission's recent auction of license spectrum in the 1900 megahertz band, which is used to provide wireless services. In January 2001, the auction was completed, and Alaska Native Wireless was the high bidder on approximately $2.9 billion in licenses. AT&T Wireless Group has committed to fund $2.6 billion to Alaska Native Wireless to fund Alaska Native Wireless' purchase of licenses. As of December 31, 2000, AT&T Wireless Group funded approximately $229 of the commitment through a combination of a non-controlling equity interest and debt securities of Alaska Native Wireless. Additionally, in February 2001, AT&T Wireless Group funded an additional $80. The remaining approximate $2.3 billion of additional funding will be made when such licenses are granted, and will take the form of non-convertible notes of Alaska Native Wireless. At the fifth anniversary of the first date on which licenses won in the auction are granted to Alaska Native Wireless, and in addition to other means by which they may transfer their interests, the other owners of Alaska Native Wireless have the right to require AT&T Wireless Group to purchase their equity interests. If this right were exercised five years after license grant, the purchase price could be as much as approximately $950 and would be payable, at AT&T Wireless Group's option, in cash or marketable securities. The right to require AT&T Wireless Group to purchase these interests may be exercised before the five-year anniversary of the license grant if the conditions of certain FCC regulations restricting the free transferability of certain licenses offered in this auction are met earlier. If the right were exercised earlier, the purchase price would be calculated in generally the same way as if exercised at five years, except that a discount would be applied. In certain circumstances, if a winning bid of Alaska Native Wireless is rejected or if any license granted to it is revoked, AT&T Wireless Group would be obligated to compensate other owners for making capital available to the venture. In certain circumstances, if the grant of the licenses is challenged, AT&T Wireless Group may be obligated to purchase the interests of other owners. Depending on when such revocation or challenge takes place, the amount may be material but will be less than the $950 purchase price described above.

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      12. Commitments and Contingencies (continued)

          AT&T Wireless Group leases land, buildings and equipment through contracts that expire in various years through 2037. Rental expense under operating leases was $271 in 2000, $205 in 1999, and $181 in 1998. The following table shows the future minimum rental payments due under noncancelable operating leases at December 31, 2000.

           2001       2002       2003       2004       2005       Later Years
           ----       ----       ----       ----       ----       -----------
           $328       $291       $243       $200       $133          $214

         During 2000 and 1999, AT&T Wireless Group expensed $28 and $82, respectively, for losses associated with commitments related to certain equity investments. Included in the 1999 loss of $82 was AT&T Wireless Group's commitment of $63 to fund the long-term debt obligations of one of its equity investments, which fully satisfied AT&T Wireless Group's commitment for this equity investment.

          AT&T Wireless Group also has various other purchase commitments for materials, supplies and other items incidental to the ordinary course of business which are not significant individually, nor in the aggregate.

      13. Related Party Transactions

         As discussed in Note 1, AT&T has provided necessary working capital requirements to AT&T Wireless Group, through AWG and AWS, via an attribution of a portion of the offering proceeds, intercompany debt and preferred stock, as well as capital contributions prior to the offering. Intercompany debt is reflected in the accompanying combined balance sheets as "Short-term debt due to AT&T" and "Long-term debt due to AT&T" Preferred stock held by AT&T is included in "Combined attributed net assets" in the accompanying combined balance sheets. In addition, AT&T
      Wireless Group loaned the proceeds back to AT&T via an intercompany note receivable.

         Intercompany interest income on the note receivable from AT&T for the year ended December 31, 2000, totaled $143. There was no intercompany interest income for the years ended December 31, 1999 and 1998. The intercompany interest income was determined based upon the methodology described in Note 1 and is included within other income in the accompanying combined statements of operations.

          Intercompany debt and interest expense was assumed based upon the methodology discussed in Note 1. Intercompany debt was $2,438 and $3,400 at December 31, 2000 and 1999, respectively, of which $638 represented short-term debt at December 31, 2000. Intercompany interest expense was $196, $214, and $190, for the years ended December 31, 2000, 1999 and 1998, respectively, of which $123, $88 and $75, was capitalized as of December 31, 2000, 1999, and 1998, respectively.

          The 9% cumulative preferred stock held by AT&T was $3.0 billion and $1.0 billion as of December 31, 2000, and 1999, respectively. Dividend requirements were $130, $56 and $56, for the years ended December 31, 2000, 1999 and 1998, respectively.

                              AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      13. Related Party Transactions (continued)

         AT&T Wireless Group, through AWS, purchases long distance and other network-related services from AT&T at market-based prices. For the years ended December 31, 2000, 1999 and 1998, these amounts totaled $241, $170 and $65, respectively. These amounts are reflected within costs of services in the accompanying combined statements of operations.

          AT&T has allocated general corporate overhead expenses, including finance, legal, marketing, use of the AT&T brand, planning and strategy and human resources to AT&T Wireless Group, as well as costs for AT&T employees who directly support AT&T Wireless Group, amounting to $56, $40 and $42, for the years ended December 31, 2000, 1999 and 1998, respectively. These amounts are included within selling, general and administrative expenses in the accompanying combined statements of operations and were determined based on the methodology described in Note 1.

          Also included in selling, general and administrative expenses are charges paid to AT&T related to AT&T Wireless Group's direct sales force who were employees of AT&T, as well as commissions and marketing support costs reimbursed to AT&T for costs incurred to acquire customers on AT&T Wireless Group's behalf. Effective April 1, 2000, the aforementioned sales force became employees of AT&T Wireless Group, through AWS. These charges amounted to $67, $223 and $65, for the years ended December 31, 2000, 1999 and 1998, respectively.

          AT&T Wireless Group, through AWS, purchases their administrative telephone services from AT&T. These amounts are included within selling, general and administrative expenses and totaled $104, $69, and $50 for the years ended December 31, 2000, 1999 and 1998, respectively.

          AT&T Wireless Group, through AWS, sells receivables to AT&T for wireless customers whose wireless charges are combined ("bundled") with their long distance charges into one bill. Accounts receivable in the accompanying combined balance sheets included $97 and $83 as of December 31, 2000 and 1999, respectively, associated with receivables from AT&T for these bundled customers. Selling, general and administrative expenses included $38, $36 and $22 for the years ended December 31, 2000, 1999 and 1998, respectively, and costs of services included $38, $29 and $14, for the years ended December 31, 2000, 1999, and 1998, respectively, for the billing and collection fees charged by AT&T.

          AT&T Wireless Group, through AWS, utilizes the AT&T remittance processing organization to process customer payments into AT&T's lockbox. AT&T Wireless Group paid $23, $22 and $12, to AT&T for reimbursement of its costs associated with these services for the years ended December 31, 2000, 1999 and 1998, respectively. These costs are included with selling, general and administrative expenses on the accompanying combined statements of operations.

                             AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      14. Subsequent Events

          In January 2001, AT&T Wireless Group executed agreements with certain network equipment vendors, related to the development of its next-generation network strategy. These agreements require AT&T Wireless Group to buy equipment from these vendors totaling approximately $1.8 billion through 2004.

          Effective January 1, 2001, AT&T Wireless Group implemented the results of a review of the estimated service lives of certain wireless communications equipment, primarily electronics. Lives were shortened to fully depreciate all such equipment within seven years. Similar equipment acquired after January 1, 2001, will have useful lives no longer than seven years.

          On January 22, 2001, AT&T Wireless Group, through AWS, completed its previously announced transaction with DoCoMo. See Note 1 for further discussion of the transaction.

          On November 17, 2000, AT&T Wireless Group announced that AT&T's board of directors had approved an agreement under which AT&T Wireless Group would purchase $200 in Series AA preferred stock from Dobson Communications Corporation. AT&T Wireless Group, through AWS, completed this transaction on February 8, 2001. The Series AA preferred stock acquired has a liquidation preference of $1,000 per share and is exchangeable into Series A convertible preferred stock. If the Series AA preferred stock is exchanged into Series A convertible preferred stock, AT&T Wireless Group will increase its ownership interest in Dobson, on an as converted to common stock basis, from its current ownership of 4.6% to approximately 11.6%.

          On March 23, 2001, AT&T Wireless Group, through AWS, entered into Competitive Advance and Revolving Credit Facilities (the "Facilities") in the aggregate amount of $2.5 billion consisting of an up to $1.25 billion 364-day Competitive Advance and Revolving Credit Facility and an up to $1.25 billion Five-Year Competitive Advance and Revolving Credit Facility. The facilities are subject to a facility fee and utilization fee and bear interest at variable rates based upon, in various cases, LIBOR, the prime rate or the rates on overnight Federal funds transactions. The Facilities may be used for general corporate purposes and are subject to customary covenants, representations and warranties and events of default. In addition, the Facilities contain financial covenants providing for a maximum total debt to total Consolidated Operational EBITDA ratio (as defined in the facilities agreement) not to exceed 4:0 to 1:0 for AT&T Wireless Group and a minimum interest coverage ratio of 3.5:1.0. From the date of the closing of the Facilities until the date of the split-off of AT&T Wireless Group, AWS will be prohibited from declaring and/or paying dividends. The Facility also specifies limitations on AT&T's and AT&T Wireless Group's ability to consummate the split-off including a provision that it will constitute an event of default if the split-off is consummated without obtaining a favorable tax ruling from the IRS or an unqualified tax opinion that the split-off will qualify as a tax-free transaction. In addition, the existence of an obligation by AT&T Wireless Group to repurchase equity interests from DoCoMo may under certain circumstances constitute an event of default.

                             AT&T WIRELESS GROUP
                        (an integrated business of AT&T)

               NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)
                      (In Millions Unless Otherwise Noted)

      14. Subsequent Events (continued)

          On February 26, 2001, AT&T agreed to sell its entire interest in Japan Telecom for approximately $1.35 billion. The net after-tax proceeds are expected to be approximately $1 billion. AT&T has indicated that the net after-tax proceeds will be split evenly between AT&T and AT&T Wireless Group. AT&T Wireless Group anticipates that it will recognize a significant gain on the transaction.

          On March 1, 2001, AT&T Wireless Group, through AWS, completed a private placement of $6.5 billion in Senior Notes with maturity dates from 2006 to 2031. The notes pay interest at rates ranging from 7.350% to 8.750% per annum, and include customary covenants. The notes include registration rights, such that AWS is required to exchange the notes for a new issue of notes registered under the Securities Act of 1933 and are to be declared effective no later than 240 days after the issue date.